Filed Pursuant to Rule 424(b)(3)
Registration No. 333-231950

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED JUNE 4, 2019)

144,000,000 Shares

AXA Equitable Holdings, Inc.

Common Stock

All of the 144,000,000 shares of common stock of AXA Equitable Holdings, Inc. are being sold by AXA S.A., the selling stockholder. We will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.

Concurrently with the completion of this offering, at the selling stockholder’s request, the underwriter has reserved 24,000,000 shares of our common stock that are the subject of this offering which we have agreed to repurchase at a price per share equal to the price at which the underwriter will purchase the shares from the selling stockholder in this offering (the “Share Buyback”). The underwriter will not receive any compensation for the shares of common stock being repurchased by us. See “Concurrent Share Buyback.”

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “EQH”. The last reported sale price of our common stock on the NYSE on November 7, 2019 was $22.34 per share.

The underwriter has agreed to purchase our common stock from the selling stockholder at a price of $21.80 per share, which will result in proceeds, before expenses, to the selling stockholder of $3,139,200,000. The underwriter may offer our common stock from time to time in transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices. See “Underwriting.”

Investing in our common stock involves risks. See the sections entitled “Risk Factors” on page S-3 of this prospectus supplement and on page 3 of the accompanying prospectus.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the shares to purchasers on or about November 13, 2019.

Goldman Sachs & Co. LLC

The date of this prospectus supplement is November 7, 2019.

PROSPECTUS SUPPLEMENT

PROSPECTUS

We have not, and the selling stockholder and the underwriter have not, authorized anyone to provide you with information different from, or in addition to, that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any related free writing prospectus that we prepare or distribute. We, the selling stockholder and the underwriter take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which it is unlawful to make such offer or solicitation. The information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein or therein or any free writing prospectus prepared by us is only accurate as of the date of the document containing such information, regardless of the time of delivery of this prospectus supplement and any sale of shares of our common stock.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

As used in this prospectus supplement, the terms “we,” “us,” “our” and “Company” mean AXA Equitable Holdings, Inc. and its consolidated subsidiaries, unless the context refers only to AXA Equitable Holdings, Inc. (which we refer to as “Holdings”) as a corporate entity. “AXA” means AXA S.A., a société anonyme organized under the laws of France, and the selling stockholder in this offering.

This document has two parts, a prospectus supplement and an accompanying prospectus dated June  4, 2019. This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, the selling stockholders named in a prospectus supplement may, from time to time, offer and sell our common stock in one or more offerings or resales.

The accompanying prospectus provides you with a general description of our common stock, which the selling stockholder may offer pursuant to this prospectus supplement. This prospectus supplement, which describes certain matters relating to us and the specific terms of this offering of shares of our common stock, adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference therein and herein. Any statement that we make in the accompanying prospectus will be deemed modified or superseded by any inconsistent statement made by us in this prospectus supplement.

The rules of the SEC allow us to incorporate by reference information into this prospectus supplement. This information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC, to the extent incorporated by reference, will automatically update and supersede this information. See “Incorporation of Certain Information by Reference.” You should read both this prospectus supplement and the accompanying prospectus together with the additional information incorporated by reference herein and therein, including all documents described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information” in this prospectus supplement before investing in our common stock.

S-ii

OUR COMPANY

We are one of America’s leading financial services companies and have helped clients prepare for their financial future with confidence since 1859. Our approximately 12,200 employees and advisors are entrusted with approximately $701 billion of assets under management through two complementary and well-established principal franchises, AXA Equitable Life and AllianceBernstein.

We have a leading position at the intersection of advice, asset management, retirement and financial protection that we believe provides our clients with products and solutions that meet their long-term financial needs and our stockholders with attractive growth prospects. We have market-leading positions in our four segments:

•

Individual Retirement—We are a leading provider of variable annuity products, which primarily meet the needs of individuals saving for retirement or seeking retirement income by allowing them to invest in various markets through underlying investment options. As of December 31, 2018, we had more than 900,000 variable annuity policies in force, representing $94.6 billion of account value (“AV”), which reflects the aggregate policy account value of our products.

•

Group Retirement—We offer tax-deferred investment and retirement plans sponsored by educational entities, municipalities and not-for-profit entities as well as small and medium-sized businesses. As of December 31, 2018, we had approximately $32.4 billion of AV. According to the Life Insurance Marketing and Research Association (“LIMRA”), for the year ended December 31, 2018, we were the #1 provider by gross premiums of retirement plans to kindergarten, primary and secondary schools (the “K-12 education market”).

•

Investment Management and Research—We are a leading provider of diversified investment management, research and related services to a broad range of clients around the world. As of December 31, 2018, our Investment Management and Research segment had approximately $516.4 billion in AUM consisting of 36% equities, 52% fixed income and 12% multi-asset class solutions, alternatives and other assets.

•

Protection Solutions—We focus on attractive protection segments such as variable universal life (“VUL”) insurance, a universal life insurance product in which the excess amount paid over policy charges can be directed by the policyholder into a variety of Separate Account investment options, and indexed universal life (“IUL”) insurance, a universal life insurance product that uses an equity-linked approach for generating policy investment returns. According to LIMRA, for the year ended December 31, 2018, our VUL sales ranked third in the total U.S. market and first in the retail channel, and our IUL sales ranked third in the retail channel in the same period. As of December 31, 2018, we had approximately 900,000 outstanding policies with a face value of $442 billion. This business provides capital diversification benefits alongside the longevity profile of our retirement businesses.

On November 6, 2019, our Board declared a dividend on our common stock of $0.15 per share, which is payable on November 25, 2019 to stockholders of record as of November 18, 2019.

Holdings is a Delaware corporation. Our principal executive offices are located at 1290 Avenue of the Americas, New York, New York 10104, and our telephone number is (212) 554-1234.

Our Relationship with AXA

Pursuant to the shareholder agreement, dated as of May 4, 2018, between AXA and Holdings (the “Shareholder Agreement”), once AXA no longer beneficially owns more than 35% of our outstanding common stock, (i) one director who is designated as an “AXA Director” pursuant to the Shareholder Agreement with AXA must resign from the Board within 60 days, (ii) the number of AXA Directors that AXA is entitled to nominate to our Board will decrease from three to two and (iii) any remaining AXA Director on the Executive Committee may be replaced by a non-AXA Director, as determined by the Board. The Shareholder Agreement also provides that, until the date on which AXA ceases to beneficially own at least 30% of our outstanding common stock, AXA’s prior written consent is required before we may take certain corporate and business actions, whether directly or indirectly through a subsidiary.

In addition, once AXA no longer beneficially owns more than 20% of our outstanding common stock, AXA will lose the right to appoint one observer to certain management committees and will lose certain information and other rights. Finally, once AXA no longer beneficially owns more than 10% of our outstanding common stock, (i) any remaining AXA Directors must resign from the Board within 60 days and (ii) AXA will no longer be entitled to nominate any Directors to our Board.

Subject to certain limited exceptions, the Shareholder Agreement with AXA will terminate by its terms one year following the date when AXA first no longer beneficially owns more than 10% of our outstanding common stock. Although AXA has announced that it intends to sell all of its interest in Holdings over time, AXA is under no obligation to do so and retains the sole discretion to determine the timing of any future sales of shares of our common stock.

For information regarding AXA’s beneficial ownership in our outstanding common stock before and after this offering, see “Selling Stockholder.”

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider and read carefully all of the risks and uncertainties described in the section entitled “Risk Factors” beginning on page 3 of the accompanying prospectus, and the risk factors and other information, including our financial statements, contained in our most recent Annual Report on Form 10-K and in our other filings with the SEC that are incorporated by reference into this prospectus supplement and the accompanying prospectus before making an investment decision. The risks described in the accompanying prospectus and the risks in our filings with the SEC incorporated by reference herein or therein are not the only ones facing us. The occurrence of any of those risks or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could materially and adversely affect our business, financial position, results of operations or cash flows. In any such case, the trading price of our common stock could decline, and you may lose all or part of your investment. This prospectus supplement, the accompanying prospectus and our filings with the SEC incorporated by reference herein and therein also contain forward-looking statements and estimates that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks and uncertainties described in the accompanying prospectus and the risk factors and other information in our filings with the SEC incorporated by reference herein and therein. See “Where You Can Find More Information” below.

CONCURRENT SHARE BUYBACK

Subject to the completion of this offering, at the selling stockholder’s request, the underwriter has reserved 24,000,000 shares of our common stock that are the subject of this offering which we have agreed to repurchase at a price per share equal to the price at which the underwriter will purchase the shares from the selling stockholder in this offering. The Share Buyback was authorized by the Audit Committee of our Board of Directors. The Share Buyback will be funded from our existing cash on hand. The underwriter will not receive any compensation for the shares being repurchased by us.

The Share Buyback is being made pursuant to the Company’s existing authorization to repurchase shares of its common stock. Following settlement of the Share Buyback, the Company expects that the remaining authorization under the share repurchase program would permit future repurchases by the Company of shares of common stock having an aggregate purchase price of up to approximately $40 million.

This description and the other information in this prospectus supplement regarding the Share Buyback are included in this prospectus supplement solely for informational purposes. Nothing in this prospectus supplement should be construed as an offer to sell, or the solicitation of an offer to buy, any of our common stock subject to the Share Buyback.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INFORMATION

This prospectus supplement, the accompanying prospectus and the documents incorporated or deemed to be incorporated by reference herein and therein contain forward-looking statements and cautionary statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements include, without limitation, all matters that are not historical facts. They appear in a number of places throughout this prospectus, any accompanying prospectus and the documents incorporated by reference herein and therein and include, without limitation, statements regarding our intentions, beliefs, assumptions or current expectations concerning, among other things, financial goals, financial position, results of operations, cash flows, prospects, strategies or expectations, and the impact of prevailing economic conditions.

Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations or financial condition, may differ materially from those made in or suggested by any forward-looking statements. In addition, even if our results of operations, financial condition and cash flows, are consistent with the forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, those results may not be indicative of results in subsequent periods. New factors emerge from time to time that may cause our business not to develop as we expect, and it is not possible for us to predict all of them. Factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation:

•	Adverse conditions in the global capital markets and the economy, including equity market declines, interest rate fluctuations and market conditions, and the ability to meet our liquidity needs;

•	Inadequacy of our reinsurance and hedging programs;

•	GMxB features within certain of our products;

•	Competition from other insurance companies, banks, asset managers and other financial institutions;

•	The failure of our business strategy in accomplishing our objectives;

•

Risks related to our Investment Management and Research segment, including significant fluctuations in AB’s AUM, the industry-wide shift from actively-managed investment services to passive services, termination of investment advisory agreement, inability to deliver consistent performance, the quantitative models AB uses in certain of its investment services containing errors, and fluctuations in exchange rates;

•	Inability to recruit, motivate and retain key employees and experienced and productive financial professionals;

•	The amount of statutory capital we have and must hold to meet our statutory capital requirements and our financial strength and credit ratings varying significantly from time to time;

•

Holdings’ dependence on the ability of its insurance subsidiaries to pay dividends and other distributions to Holdings, and the failure of its insurance subsidiaries to generate sufficient statutory earnings or have sufficient statutory surplus to enable them to pay ordinary dividends;

•

Operational failures, failure of information systems or failure to protect the confidentiality of customer information, including by service providers, or losses due to defaults, errors or omissions by third parties and affiliates;

•	Risks related to strategic transactions;

•	The occurrence of a catastrophe, including natural or man-made disasters;

•	Failure to protect our intellectual property and infringement claims by a third party;

•

Our investment advisory agreements with clients, and selling and distribution agreements with various financial intermediaries and consultants, being subject to termination or non-renewal on short notice;

•	Failure of our insurance to fully cover potential exposures;

•	Changes in accounting standards;

•	Risks and increased compliance and regulatory costs due to certain of our administrative operations and offices being located internationally;

•

Our counterparties’ requirements to pledge collateral or make payments related to declines in estimated fair value of specified assets and changes in the actual or perceived soundness or condition of other financial institutions and market participants;

•	Gross unrealized losses on fixed maturity and equity securities, illiquid investments and defaults on investments;

•

Changes to policyholder behavior assumptions under the contracts reinsured to our affiliated captives, the performance of their hedging program, their liquidity needs, their overall financial results and changes in regulatory requirements regarding the use of captives;

•	The failure to administer or meet any of the complex product and regulatory requirements of our retirement and protection products;

•	Changes in statutory reserve or other requirements;

•	A downgrade in our financial strength and claims-paying ratings;

•	Consolidation of or a loss of, or significant change in, key product distribution relationships;

•	The failure of our risk management policies and procedures to be adequate to identify, monitor and manage risks;

•	Inadequate reserves due to differences between our actual experience and management’s estimates and assumptions;

•	Mortality, longevity and morbidity rates or persistency rates differing significantly from our pricing expectations;

•	The changes in amortization due to changing profitability expectations;

•	Inherent uncertainty in our financial models that rely on a number of estimates, assumptions and projections;

•	Subjective determination of the amount of allowances and impairments taken on our investments;

•	Changes in the partnership structure of AB Holding and ABLP or changes in the tax law governing partnerships;

•	U.S. federal and state legislative and regulatory action affecting financial institutions and changes in supervisory and enforcement policies;

•	The Tax Reform Act and future changes in U.S. tax laws and regulations or interpretations thereof;

•	Adverse outcomes of legal or regulatory actions;

•	Conflicts of interest that arise because AXA and its affiliates have continuing agreements and business relationships with us;

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Our failure to effectively remediate the material weaknesses in our internal control over financial reporting, which may result in us not being able to report our financial condition or results of operations accurately or on a timely basis and materially adversely affect the price of our common stock;

•	Costs associated with rebranding;

•	Failure to replicate or replace functions, systems and infrastructure provided by AXA or certain of its affiliates and loss of benefits from AXA’s global contracts; and

•	Future sales of shares by us or our existing stockholders which could cause our stock price to decline.

You should read this prospectus supplement, the accompanying prospectus and the documents incorporated or deemed to be incorporated by reference herein and therein completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made in this prospectus supplement, the accompanying prospectus supplement and the documents incorporated or deemed to be incorporated by reference herein and therein are qualified by these cautionary statements. Any forward-looking statements are made only as of the date on which it is made, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, and changes in future operating results over time or otherwise.

Other risks, uncertainties and factors, including those discussed under “Risk Factors” in the accompanying prospectus and the risk factors and other information in our most recent Annual Report on Form 10-K and in our other filings with the SEC incorporated by reference into this prospectus supplement and the accompanying prospectus, could cause our actual results to differ materially from those projected in any forward-looking statements we make. Readers should read carefully the factors described under “Risk Factors” in the accompanying prospectus and the risk factors and other information in our filings with the SEC incorporated by reference into this prospectus supplement and the accompanying prospectus to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements.

USE OF PROCEEDS

The selling stockholder will receive all of the net proceeds from the sale of shares of our common stock offered pursuant to this prospectus supplement and the accompanying prospectus. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder.

SELLING STOCKHOLDER

The following table sets forth information as of November 6, 2019 with respect to the ownership of our common stock by AXA. The amounts and percentages of shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Percentage computations before the Offering are based on approximately 489,329,559 shares of our common stock outstanding as of November 5, 2019. AXA has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

	Shares Beneficially Owned Before and After the Offering(1)
Name of Beneficial Owner	Number of Shares Owned Before the Offering	Percent of Class Before the Offering (%)	Shares Offered Hereby	Number of Shares Owned After the Offering	Percent of Class After the Offering (%)
AXA(2)	191,162,500	39.1	144,000,000	47,162,500	10.1

(1)

Includes the up to 43,165,624 shares of our common stock owned by AXA that AXA would deliver upon exchange of the mandatorily exchangeable securities that AXA issued concurrently with the IPO. AXA continues to have the right to vote those shares until delivery. The number of shares AXA may deliver upon exchange may change from time to time based on the terms of the mandatorily exchangeable securities.

(2)	Percentage computations after the Offering are based on approximately 465,329,559 shares outstanding giving effect to 24,000,000 shares being sold to us in the Share Buyback.

For information regarding certain material relationships between the selling stockholder and the Company, see “Certain Relationships and Related Transactions, and Director Independence” in our Annual Report on Form 10-K incorporated by reference into this prospectus.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a discussion of material U.S. federal income tax considerations relating to the purchase, ownership and disposition of our common stock by Non-U.S. Holders (as defined below) that purchase such common stock pursuant to this offering and hold such common stock as a capital asset. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated or proposed thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretation. This discussion does not address all of the U.S. federal income tax considerations that may be relevant to specific Non-U.S. Holders in light of their particular circumstances or to Non-U.S. Holders subject to special treatment under U.S. federal income tax law (such as banks, insurance companies, dealers in securities or other Non-U.S. Holders that generally mark their securities to market for U.S. federal income tax purposes, foreign governments, international organizations, tax-exempt entities, certain former citizens or residents of the United States, or Non-U.S. Holders that hold our common stock as part of a straddle, hedge, conversion or other integrated transaction). This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal gift, Medicare contribution or alternative minimum tax considerations.

As used in this discussion, the term “Non-U.S. Holder” means a beneficial owner of our common stock that, for U.S. federal income tax purposes, is:

•	an individual who is neither a citizen nor a resident of the United States;

•	a corporation that is not created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate that is not subject to U.S. federal income tax on income from non-U.S. sources which is not effectively connected with the conduct of a trade or business in the United States; or

•

a trust unless (i) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (ii) it has in effect a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity treated as a partnership for U.S. federal income tax purposes invests in our common stock, the U.S. federal income tax considerations relating to such investment will depend in part upon the status and activities of such entity and the particular partner. Any such entity should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to it and its partners relating to the purchase, ownership and disposition of our common stock.

PERSONS CONSIDERING AN INVESTMENT IN OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Distributions on Common Stock

If we make a distribution of cash or other property (other than certain pro rata distributions of our common stock or rights to acquire our common stock) with respect to a share of our common stock, the distribution generally will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of such distribution exceeds our current and accumulated earnings and profits, such excess generally will be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in such share of our common stock, and then as capital gain (which will be treated in the manner described below under “—Sale, Exchange or Other Disposition of Common Stock”). Distributions treated as dividends on our common stock that are paid to or for the account of a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a rate of 30%, or at a lower rate if provided by an applicable tax treaty and the Non-U.S. Holder provides the documentation (generally, Internal Revenue Service (“IRS”) Form W-8BEN or W-8BEN-E) required to claim benefits under such tax treaty to the applicable withholding agent. Even if our current or accumulated earnings and profits are less than the amount of the distribution, the applicable withholding agent may elect to treat the entire distribution as a dividend for U.S. federal withholding tax purposes. Each Non-U.S. Holder should consult its own tax advisor regarding U.S. federal withholding tax on distributions, including such Non-U.S. Holder’s eligibility for a lower rate and the availability of a refund of any excess U.S. federal tax withheld.

If, however, a dividend is effectively connected with the conduct of a trade or business in the United States by a Non-U.S. Holder, such dividend generally will not be subject to the 30% U.S. federal withholding tax if such Non-U.S. Holder provides the appropriate documentation (generally, IRS Form W-8ECI) to the applicable withholding agent. Instead, such Non-U.S. Holder generally will be subject to U.S. federal income tax on such dividend in substantially the same manner as a U.S. person (except as provided by an applicable tax treaty). In addition, a Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may be subject to a branch profits tax at a rate of 30% (or a lower rate if provided by an applicable tax treaty) on its effectively connected income for the taxable year, subject to certain adjustments.

The foregoing discussion is subject to the discussion below under “—FATCA Withholding” and “—Information Reporting and Backup Withholding.”

Sale, Exchange or Other Disposition of Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized on the sale, exchange or other disposition of our common stock unless:

(i)

such gain is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder, in which event such Non-U.S. Holder generally will be subject to U.S. federal income tax on such gain in substantially the same manner as a U.S. person (except as provided by an applicable tax treaty) and, if it is treated as a corporation for U.S. federal income tax purposes, may also be subject to a branch profits tax at a rate of 30% (or a lower rate if provided by an applicable tax treaty);

(ii)

such Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of such sale, exchange or other disposition and certain other conditions are met, in which event such gain (net of certain U.S. source losses) generally will be subject to U.S. federal income tax at a rate of 30% (except as provided by an applicable tax treaty); or

(iii)

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (x) the five-year period ending on the date of such sale, exchange or other disposition and (y) such Non-U.S. Holder’s holding period with respect to such common stock, and certain other conditions are met.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe that we presently are not, and we do not presently anticipate that we will become, a United States real property holding corporation.

The foregoing discussion is subject to the discussion below under “—FATCA Withholding” and “—Information Reporting and Backup Withholding.”

FATCA Withholding

Under the Foreign Account Tax Compliance Act provisions of the Code and related U.S. Treasury guidance (“FATCA”), a withholding tax of 30% will be imposed in certain circumstances on payments of dividends on our common stock. In the case of payments made to a “foreign financial institution” (such as a bank, a broker, an investment fund or, in certain cases, a holding company), as a beneficial owner or as an intermediary, this tax generally will be imposed, subject to certain exceptions, unless such institution (i) has agreed to (and does) comply with the requirements of an agreement with the United States (an “FFI Agreement”) or (ii) is required by (and does comply with) applicable foreign law enacted in connection with an intergovernmental agreement between the United States and a foreign jurisdiction (an “IGA”) to, among other things, collect and provide to the U.S. tax authorities or other relevant tax authorities certain information regarding U.S. account holders of such institution and, in either case, such institution provides the withholding agent with a certification as to its FATCA status. In the case of payments made to a foreign entity that is not a financial institution (as a beneficial owner), the tax generally will be imposed, subject to certain exceptions, unless such entity provides the withholding agent with a certification as to its FATCA status and, in certain cases, identifies any “substantial” U.S. owner (generally, any specified U.S. person that directly or indirectly owns more than a specified percentage of such entity). If our common stock is held through a foreign financial institution that has agreed to comply with the requirements of an FFI Agreement or is subject to similar requirements under applicable foreign law enacted in connection with an IGA, such foreign financial institution (or, in certain cases, a person paying amounts to such foreign financial institution) generally will be required, subject to certain exceptions, to withhold tax on payments made to (i) a person (including an individual) that fails to provide any required information or documentation or (ii) a foreign financial institution that has not agreed to comply with the requirements of an FFI Agreement and is not subject to similar requirements under applicable foreign law enacted in connection with an IGA. Each Non-U.S. Holder should consult its own tax advisor regarding the application of FATCA to our common stock.

Information Reporting and Backup Withholding

Amounts treated as payments of dividends on our common stock paid to a Non-U.S. Holder and the amount of any U.S. federal tax withheld from such payments generally will be reported annually to the IRS and to such Non-U.S. Holder by the applicable withholding agent.

The information reporting and backup withholding rules that apply to payments of dividends to certain U.S. persons generally will not apply to payments of dividends on our common stock to a Non-U.S. Holder if such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E to the applicable withholding agent) or otherwise establishes an exemption.

Proceeds from the sale, exchange or other disposition of our common stock by a Non-U.S. Holder effected outside the United States through a non-U.S. office of a non-U.S. broker generally will not be subject to the information reporting and backup withholding rules that apply to payments to certain U.S. persons, provided that the proceeds are paid to the Non-U.S. Holder outside the United States. However, proceeds from the sale, exchange or other disposition of our common stock by a Non-U.S. Holder effected through a non-U.S. office of a non-U.S. broker with certain specified U.S. connections or of a U.S. broker generally will be subject to these information reporting rules (but generally not to these backup withholding rules), even if the proceeds are paid to such Non-U.S. Holder outside the United States, unless such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E to the applicable withholding agent) or otherwise establishes an exemption. Proceeds from the sale, exchange or other disposition of our common stock by a Non-U.S. Holder effected through a U.S. office of a broker generally will be subject to these information reporting and backup withholding rules unless such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E to the applicable withholding agent) or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability if the required information is furnished by such Non-U.S. Holder on a timely basis to the IRS.

U.S. Federal Estate Tax

Shares of our common stock owned or treated as owned by an individual Non-U.S. Holder at the time of such Non-U.S. Holder’s death will be included in such Non-U.S. Holder’s gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

UNDERWRITING

Goldman Sachs & Co. LLC is acting as the underwriter for this offering. Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriter has agreed to purchase, and the selling stockholder has agreed to sell to the underwriter, the number of shares indicated below:

Underwriter	Number of Shares
Goldman Sachs & Co. LLC	144,000,000

The underwriter is committed to purchase all the shares of common stock offered by the selling stockholder, if any are taken.

The underwriter may receive from purchasers of the shares of common stock nominal brokerage commissions in amounts agreed with the purchasers. The underwriter proposes to offer the shares of common stock for sale from time to time in one or more transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by the underwriter and subject to its right to reject any order in whole or in part. The underwriter may effect such transactions by selling the shares of common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of shares of common stock for whom it acts as agent or to whom it sells as principal. The difference between the price at which the underwriter purchases shares of common stock and the price at which the underwriter resells such shares of common stock may be deemed underwriting compensation. No underwriting discounts or commissions are payable in respect of the shares being purchased by us in the Share Buyback.

Subject to the completion of this offering, at the selling stockholder’s request, the underwriter has reserved 24,000,000 shares of our common stock that are the subject of this offering which we have agreed to repurchase at a price per share equal to the price at which the underwriter will purchase the shares from the selling stockholder in this offering. The underwriter will not receive any compensation for the shares of common stock being repurchased by us. See “Concurrent Share Buyback.”

Our estimated offering expenses payable in connection with the offering, exclusive of the underwriting discounts and commissions, are approximately $750,000.

Our common stock is listed on the NYSE under the trading symbol “EQH”.

We, the selling stockholder and all of our directors and executive officers have agreed that, without the prior written consent of the underwriter, we and they will not, during the period ending 30 days after the date of this prospectus (the “restricted period”):

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock whether any such transaction is to be settled by delivery of common stock or such other securities, in cash or otherwise;

•

enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock whether any such transaction is to be settled by delivery of common stock or other securities, in cash or otherwise; or

•

file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or otherwise publicly announce any intention to enter into any transaction described above.

The lock-up agreements will be subject to specified exceptions.

The underwriter may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

In order to facilitate the offering of the common stock, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriter may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. As an additional means of facilitating this offering, the underwriter may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriter is not required to engage in these activities and may end any of these activities at any time.

We, the selling stockholder and the underwriter have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by the underwriter, or selling group members, if any, participating in this offering. The underwriter may agree to allocate a number of shares of common stock to underwriter and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter and selling group members that may make Internet distributions on the same basis as other allocations.

Other Relationships

The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

Goldman Sachs & Co. LLC, who is serving as underwriter in this offering, acted as an underwriter in the IPO. In connection with our revolving credit facility, Goldman Sachs Bank USA, an affiliate of Goldman Sachs & Co. LLC, acts as a lender and acted as a Documentation Agent. In connection with our three-year term loan agreement, Goldman Sachs Bank USA, an affiliate of Goldman Sachs & Co. LLC, acted as a lender. In connection with AB’s revolving credit facility, Goldman Sachs Bank USA, an affiliate of Goldman Sachs & Co. LLC, acts as a lender.

In addition, in the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriter and its affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement and the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement and the accompanying prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of shares may be made to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriter; or

(c)

in any other circumstances falling within Article 3(2) of the Prospectus Directive; provided that no such offer of shares shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriter and the Company that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as

“relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Notice to Prospective Investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre (“DIFC”)

This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.

In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to Prospective Investors in the United Arab Emirates

The shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

Notice to Prospective Investors in Australia

This prospectus:

•	does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•

has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

•

does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

•

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of shares under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares you undertake to us that you will not, for a period of 12 months from the date of issue of the shares, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Solely for the purposes of its obligations pursuant to Section 309B of the SFA, we have determined, and hereby notify all relevant persons (as defined in the CMP Regulations 2018), that the shares are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Bermuda

Shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

Notice to Prospective Investors in Saudi Arabia

This document may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations as issued by the board of the Saudi Arabian Capital Market Authority (“CMA”) pursuant to resolution number 2-11-2004 dated 4 October 2004 as amended by resolution number 1-28- 2008, as amended. The CMA does not make any representation as to the accuracy or completeness of this document and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document, you should consult an authorised financial adviser.

Notice to Prospective Investors in the British Virgin Islands

The shares may be offered to persons located in the British Virgin Islands who are “qualified investors” for the purposes of the Securities and Investment Business Act, 2010 (“SIBA”). Qualified investors include (i) certain entities which are regulated by the Financial Services Commission in the British Virgin Islands, including banks, insurance companies, licensees under SIBA and public, professional and private mutual funds; (ii) a company, any securities of which are listed on a recognised exchange; and (iii) persons defined as “professional investors” under SIBA, which is any person (a) whose ordinary business involves, whether for that person’s own account or the account of others, the acquisition or disposal of property of the same kind as the property, or a substantial part of the property of the Company; or (b) who has signed a declaration that he, whether individually or jointly with his spouse, has net worth in excess of US$1,000,000 and that he consents to being treated as a professional investor.

Notice to Prospective Investors in China

This prospectus does not constitute a public offer of shares, whether by sale or subscription, in the People’s Republic of China (the “PRC”). The shares are not being offered or sold directly or indirectly in the PRC to or for the benefit of, legal or natural persons of the PRC.

Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the shares or any beneficial interest therein without obtaining all prior PRC’s governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this document are required by the issuer and its representatives to observe these restrictions.

Notice to Prospective Investors in Korea

The shares have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”), and the shares have been and will be offered in Korea as a private placement under the FSCMA. None of the shares may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the “FETL”). The shares have not been listed on any of securities exchanges in the world including, without limitation, the Korea Exchange in Korea. Furthermore, the purchaser of the shares shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the shares. By the purchase of the shares, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the shares pursuant to the applicable laws and regulations of Korea.

Notice to Prospective Investors in Malaysia

No prospectus or other offering material or document in connection with the offer and sale of the shares has been or will be registered with the Securities Commission of Malaysia (“Commission”) for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services Licence; (iii) a person who acquires the shares, as principal, if the offer is on terms that the shares may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the shares is made by a holder of a Capital Markets Services Licence who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

Notice to Prospective Investors in Taiwan

The shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorised to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the shares in Taiwan.

Notice to Prospective Investors in South Africa

Due to restrictions under the securities laws of South Africa, the shares are not offered, and the offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions applies:

(i)	the offer, transfer, sale, renunciation or delivery is to:

(a)	persons whose ordinary business is to deal in securities, as principal or agent;

(b)	the South African Public Investment Corporation;

(c)	persons or entities regulated by the Reserve Bank of South Africa;

(d)	authorised financial service providers under South African law;

(e)	financial institutions recognised as such under South African law;

(f)

a wholly-owned subsidiary of any person or entity contemplated in (c), (d) or (e), acting as agent in the capacity of an authorised portfolio manager for a pension fund or collective investment scheme (in each case duly registered as such under South African law); or

(g)	any combination of the person in (a) to (f); or

(ii)	the total contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than ZAR1,000,000.

No “offer to the public” (as such term is defined in the South African Companies Act, No. 71 of 2008 (as amended or re-enacted) (the “South African Companies Act”)) in South Africa is being made in connection with the issue of the shares. Accordingly, this document does not, nor is it intended to, constitute a “registered prospectus” (as that term is defined in the South African Companies Act) prepared and registered under the South African Companies Act and has not been approved by, and/or filed with, the South African Companies and Intellectual Property Commission or any other regulatory authority in South Africa. Any issue or offering of the shares in South Africa constitutes an offer of the shares in South Africa for subscription or sale in South Africa only to persons who fall within the exemption from “offers to the public” set out in section 96(1)(a) of the South African Companies Act. Accordingly, this document must not be acted on or relied on by persons in South Africa who do not fall within section 96(1)(a) of the South African Companies Act (such persons being referred to as “SA Relevant Persons”). Any investment or investment activity to which this document relates is available in South Africa only to SA Relevant Persons and will be engaged in South Africa only with SA Relevant Persons.

VALIDITY OF COMMON STOCK

The validity of the shares of our common stock offered hereby has been passed upon for us by Debevoise & Plimpton LLP, New York, New York. Certain legal matters with respect to this offering will be passed upon for the underwriter by Sullivan & Cromwell LLP, New York, New York. Sullivan & Cromwell LLP has in the past provided, and continues to provide, legal services to AXA and to the independent directors or trustees of certain registered investment companies advised by AB.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC and do not contain all the information set forth in the registration statement and the exhibits thereto. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated or deemed to be incorporated by reference herein or therein as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. The SEC maintains an internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto. Copies of the registration statement, including the exhibits and schedules thereto, are also available at your request, without charge, from:

AXA Equitable Holdings, Inc.

1290 Avenue of the Americas

New York, New York 10104

Attention: Head of Investor Relations

We are subject to the informational requirements of the Exchange Act and, accordingly, file annual reports containing financial statements audited by an independent registered public accounting firm, quarterly reports containing unaudited financial statements, current reports, proxy statements and other information with the SEC. You may inspect and copy these reports, proxy statements and other information without charge at the SEC’s website. You may also access, free of charge, our reports filed with the SEC (for example, our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K and any amendments to those forms) through our website (www.axaequitableholdings.com). Reports filed with or furnished to the SEC will be available as soon as reasonably practicable after they are filed with or furnished to the SEC. None of the information contained on, or that may be accessed through our websites or any other website identified herein is part of, or incorporated into, this prospectus supplement or the accompanying prospectus. All website addresses in this prospectus supplement are intended to be inactive textual references only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The documents incorporated by reference into this prospectus supplement contain important information that you should read about us. The following documents are incorporated by reference into this prospectus supplement:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on March 8, 2019;

•

Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2019, filed with the SEC on May 10, 2019, for the quarter ended June  30, 2019, filed with the SEC on August  9, 2019 and for the quarter ended September 30, 2019, filed with the SEC on November 7, 2019;

•	Our Current Reports on Form 8-K, filed with the SEC on January 3, 2019, March 5, 2019, March 26, 2019, March 29, 2019, April 8, 2019 and May 22, 2019;

•	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 9, 2019;

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The description of capital stock contained in the Registration Statement on Form 8-A, filed with the SEC on April 25, 2018, as supplemented by the “Description of Capital Stock” included in the accompanying prospectus; and

•

All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, as amended (other than Current Reports on Form 8-K furnished under Items 2.02 and 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01) of Form 8-K and not specifically incorporated by reference), after the date of this prospectus supplement.

You should read the information relating to us in this prospectus supplement and the accompanying prospectus together with the information in the documents incorporated or deemed to be incorporated by reference herein and therein. Nothing contained herein shall be deemed to incorporate information furnished to, but not filed with, the SEC.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that such statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

The documents incorporated by reference into this prospectus supplement are also available on our website as provided under “Where You Can Find More Information.” Information contained on, or that can be accessed through, our website is not part of this prospectus supplement, and you should not consider information on our website to be part of this prospectus supplement unless specifically incorporated herein by reference. You may obtain copies of any or all of the documents incorporated by reference in this prospectus supplement from us free of charge by requesting them in writing or by telephone at our address or from the SEC, in each case as provided under “Where You Can Find More Information.”

PROSPECTUS

Up to 237,162,500 Shares

AXA Equitable Holdings, Inc.

Common Stock

This prospectus relates to the sale, from time to time, of up to 237,162,500 of our common stock, par value $0.01 per share, by AXA S.A., the selling stockholder. AXA S.A. may offer and sell shares of our common stock held by it directly or through underwriters, agents or broker-dealers, in amounts, at prices and on terms that will be determined at the time of the offer and sale. For more information, see “Plan of Distribution.” We will not receive any proceeds from sales of the shares offered by the selling stockholder pursuant to this prospectus.

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “EQH”. The last reported sale price of our common stock on the NYSE on June 3, 2019 was $20.82 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 3 of this prospectus and any risk factors described in any applicable prospectus supplement and in our filings with the U.S. Securities and Exchange Commission (“SEC”) that are incorporated by reference into this prospectus to read about factors you should consider before buying shares of our common stock.

Neither the SEC nor any state securities commission has approved or disapproved the securities described herein or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 4, 2019.

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement on Form S-3 that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), utilizing a “shelf” registration process. Under this shelf registration process, the selling stockholder over time may offer and sell shares of our common stock in one or more offerings or resales. This prospectus provides you with a general description of the shares of common stock the selling stockholder may offer. Under the shelf process, in certain circumstances, we may provide a prospectus supplement that will contain specific information about the terms of a particular offering by the selling stockholder. Any prospectus supplement and any free writing prospectus may also add to, update, supplement or clarify information contained or incorporated by reference in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement.

The rules of the SEC allow us to incorporate information by reference into this prospectus. This information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. See “Incorporation of Certain Information by Reference.” You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

We have not, and the selling stockholder and the underwriters have not, authorized anyone to provide you with information different from, or in addition to, that contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any related free writing prospectus that we prepare or distribute. We, the selling stockholder and the underwriters take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus and any accompanying prospectus supplement in any jurisdiction in which it is unlawful to make such offer or solicitation. The information contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus prepared by us is only accurate as of the date of the document containing such information, regardless of the time of delivery of this prospectus and any sale of shares of our common stock.

i

CERTAIN IMPORTANT TERMS

We use the following capitalized terms in this prospectus or documents incorporated by reference into this prospectus:

•	“AB” or “AllianceBernstein” means AB Holding and ABLP.

•	“AB Holding” means AllianceBernstein Holding L.P., a Delaware limited partnership.

•	“AB Units” means units of limited partnership interests in ABLP.

•	“ABLP” means AllianceBernstein L.P., a Delaware limited partnership and the operating partnership for the AB business.

•	“AXA” means AXA S.A., a société anonyme organized under the laws of France, and the selling stockholder from time to time. As of May 9, 2019, AXA beneficially owned 48.3% of our common stock.

•

“AXA Equitable Life” means AXA Equitable Life Insurance Company, a New York corporation, a life insurance company and a wholly owned subsidiary of AXA Equitable Financial Services, LLC, a Delaware corporation and a wholly owned direct subsidiary of Holdings.

•	“AXA Financial” means AXA Financial, Inc., a Delaware corporation and a wholly owned direct subsidiary of Holdings that was merged with and into Holdings on October 1, 2018.

•	“AXA RE Arizona” means AXA RE Arizona Company, formerly an Arizona corporation and a wholly owned indirect subsidiary of Holdings, which merged with and into AXA Equitable Life in April 2018.

•	“Board” means the Board of Directors of Holdings.

•	“CS Life RE” means CS Life RE Company, an Arizona corporation and a wholly owned indirect subsidiary of Holdings.

•	“EQ AZ Life Re” means EQ AZ Life Re Company, an Arizona corporation and a wholly owned indirect subsidiary of Holdings.

•	The “General Partner” means AllianceBernstein Corporation, a Delaware corporation and the general partner of AB Holding and ABLP.

•	“Holdings” means AXA Equitable Holdings, Inc. without its consolidated subsidiaries.

•

“Reorganization” means the transactions described under the following headings: “The Reorganization Transactions—Transfer of AXA Financial Shares,” “—Extraction of U.S. Property and Casualty Insurance Business,” and “—Transfer of AXA’s Interests in AB,” but does not include the AXF Merger (as defined in “The Reorganization Transactions—Transfer of AXA Financial Shares”).

•	“Reorganization Transactions” means the Reorganization, the GMxB Unwind, as defined in “The Reorganization Transactions,” and the Recapitalization, as defined in “Recapitalization,” collectively.

•	“Shareholder Agreement” means the Shareholder Agreement, dated as of May 4, 2018, between AXA and Holdings.

•	“Trademark License Agreement” means the Trademark License Agreement, dated May 4, 2018, between Holdings and AXA .

•

“we,” “us,” “our” and the “Company” mean AXA Equitable Holdings, Inc. and its consolidated subsidiaries, unless the context refers only to AXA Equitable Holdings, Inc. (which we refer to as “Holdings”) as a corporate entity.

For definitions of selected financial and product-related terms used in this prospectus and documents incorporated by reference herein, please refer to “Glossary.”

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MARKET AND INDUSTRY DATA

This prospectus and the documents incorporated by reference herein include estimates regarding market and industry data and forecasts, which are based on publicly available information, industry publications and surveys, reports from government agencies, reports by market research firms and our own estimates based on our management’s knowledge of, and experience in, the insurance industry and market segments in which we compete. Third-party industry publications and forecasts generally state that the information contained therein has been obtained from sources generally believed to be reliable. Our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under “Risk Factors” and “Special Note Regarding Forward-Looking Statements and Information” in this prospectus and the risk factors and other information contained in any applicable prospectus supplement and in our filings with the SEC that are incorporated by reference into this prospectus.

SERVICE MARKS, TRADEMARKS AND TRADE NAMES

We hold and license various service marks, trademarks and trade names, such as “AXA,” “AXA Equitable,” “AllianceBernstein,” “Bernstein,” “AB,” “Structured Capital Strategies,” “Retirement Cornerstone,” “Investment Edge,” “Income Edge,” “EQUI-VEST” and logo designs, that we deem particularly important to the advertising activities conducted by each of our businesses. This prospectus and the documents incorporated by reference herein also contain trademarks, service marks and trade names of other companies which are the property of their respective holders. We do not intend our use or display of such names or marks to imply relationships with, or endorsements of us by, any other company.

iii

OUR COMPANY

For the definitions of certain capitalized terms used in this prospectus, please refer to “Certain Important Terms” and “Glossary.”

We are one of America’s leading financial services companies and have helped clients prepare for their financial future with confidence since 1859. Our approximately 12,500 employees and advisors are entrusted with more than $600 billion of assets under management through two complementary and well-established principal franchises, AXA Equitable Life and AllianceBernstein, providing:

•	Advice and solutions for helping Americans set and meet their retirement goals and protect and transfer their wealth across generations; and

•	A wide range of investment management insights, expertise and innovations to drive better investment decisions and outcomes for clients and institutional investors worldwide.

We aim to be a trusted partner to our clients by providing advice, products and services that help them navigate complex financial decisions. Our financial strength and the quality of our people, their ingenuity and the service they provide help us build relationships of trust with our clients.

We believe that the growing and aging U.S. population, shift of responsibility for retirement planning from employers to individuals and overall growth in total investable assets will drive significant demand for our products and services going forward. Throughout our long history, we have embraced change and looked to the future, and we continue to see significant opportunities to find new solutions and new ways to deliver service to clients within our target markets.

We have a leading position at the intersection of advice, asset management, retirement and financial protection that we believe provides our clients with products and solutions that meet their long-term financial needs and our stockholders with attractive growth prospects. We have market-leading positions in our four segments:

•

Individual Retirement—We are a leading provider of variable annuity products, which primarily meet the needs of individuals saving for retirement or seeking retirement income by allowing them to invest in various markets through underlying investment options. As of December 31, 2018, we had more than 900,000 variable annuity policies in force, representing $94.6 billion of account value (“AV”), which reflects the aggregate policy account value of our products.

•

Group Retirement—We offer tax-deferred investment and retirement plans sponsored by educational entities, municipalities and not-for-profit entities as well as small and medium-sized businesses. As of December 31, 2018, we had approximately $32.4 billion of AV. According to the Life Insurance Marketing and Research Association (“LIMRA”), for the year ended December 31, 2018, we were the #1 provider by gross premiums of retirement plans to kindergarten, primary and secondary schools (the “K-12 education market”).

•

Investment Management and Research—We are a leading provider of diversified investment management, research and related services to a broad range of clients around the world. As of December 31, 2018, our Investment Management and Research segment had approximately $516.4 billion in AUM consisting of 36% equities, 52% fixed income and 12% multi-asset class solutions, alternatives and other assets.

•

Protection Solutions—We focus on attractive protection segments such as variable universal life (“VUL”) insurance, a universal life insurance product in which the excess amount paid over policy charges can be directed by the policyholder into a variety of Separate Account investment options, and indexed universal life (“IUL”) insurance, a universal life insurance product that uses an equity-linked approach for generating policy investment returns. According to LIMRA, for the year ended

December 31, 2018, our VUL sales ranked third in the total U.S. market and first in the retail channel, and our IUL sales ranked third in the retail channel. As of December 31, 2018, we had approximately 900,000 outstanding policies with a face value of $442 billion. This business provides capital diversification benefits alongside the longevity profile of our retirement businesses.

We manage our segments in a complementary way. We strive to create value for our clients and stockholders by pricing and managing risks on the liability side of our balance sheet and by generating attractive risk-adjusted investment returns on the asset side. We leverage our underwriting, risk management and investment management skills across our segments, General Account and Separate Accounts.

We distribute our products through a premier affiliated and third-party distribution platform with a successful track record of marketing our innovative and less capital intensive products and solutions allowing us to respond to our clients’ evolving needs and manage our capital and risks responsibly.

Holdings is a Delaware corporation. Our principal executive offices are located at 1290 Avenue of the Americas, New York, New York 10104, and our telephone number is (212) 554-1234.

We maintain a public website at https://www.axaequitableholdings.com. The information contained on or connected to our website is not a part of this prospectus, and you should not rely on any such information in making your decision whether to purchase shares of our common stock.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider and read carefully all of the risks and uncertainties described below, and the risk factors and other information, including our financial statements, contained in our most recent Annual Report on Form 10-K and in our other filings with the SEC that are incorporated by reference into this prospectus and in any applicable prospectus supplement before making an investment decision. The risks described below or in any prospectus supplement and the risks in our filings with the SEC incorporated by reference herein are not the only ones facing us. The occurrence of any of those risks or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could materially and adversely affect our business, financial position, results of operations or cash flows. In any such case, the trading price of our common stock could decline, and you may lose all or part of your investment. This prospectus, any applicable prospectus supplement and our filings with the SEC incorporated by reference into this prospectus also contain forward-looking statements and estimates that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks and uncertainties described below and in any applicable prospectus supplement and the risk factors and other information in our filings with the SEC incorporated by reference into this prospectus. See “Where You Can Find More Information” below.

Risks Relating to Our Continuing Relationship with AXA

AXA is our principal stockholder and retains significant rights with respect to our governance and certain corporate actions pursuant to the Shareholder Agreement.

Pursuant to the Shareholder Agreement, once AXA no longer beneficially owns more than 35% of our outstanding common stock,

•	one director who is designated as an “AXA Director” pursuant to the Shareholder Agreement with AXA must tender his resignation within 60 days;

•	the number of AXA Directors that AXA is entitled to nominate to our Board will decrease from three to two; and

•	any remaining AXA Director on the Executive Committee may be replaced by a non-AXA Director, a determined by the Board.

Pursuant to the Shareholder Agreement, AXA continues to maintain significant influence over our governance. AXA continues to have consent rights with respect to certain corporate and business activities that we may undertake. Specifically, the Shareholder Agreement provides that, until the date on which AXA ceases to beneficially own at least 30% of our outstanding common stock, AXA’s prior written consent is required before we may take certain corporate and business actions, whether directly or indirectly through a subsidiary, including, among others, the following:

•

any merger, consolidation or similar transaction (or any amendment to or termination of an agreement to enter into such a transaction) involving us or any of our subsidiaries, on the one hand, and any other person, on the other hand, subject to certain specified exceptions;

•	any change in our authorized capital stock or the creation of any new class or series of our capital stock;

•

any issuance or acquisition of capital stock (including stock buy-backs, redemptions or other reductions of capital), or securities convertible into or exchangeable or exercisable for capital stock or equity-linked securities, subject to certain specified exceptions;

•	any issuance or acquisition of debt securities involving an aggregate principal amount exceeding $250 million;

•	any amendment (or approval or recommendation of any amendment) to our certificate of incorporation or by-laws; and

•	the election, appointment, hiring, dismissal or removal (other than for cause) of the Company’s CEO or CFO.

As a result of these consent rights, AXA maintains significant control over our corporate and business activities. For additional discussion of AXA’s consent rights under the Shareholder Agreement, see “Certain Relationships and Related Transactions, and Director Independence—Shareholder Agreement—Consent Rights” in our Annual Report on Form 10-K incorporated by reference into this prospectus. Although AXA has announced that it intends to sell all of its interest in Holdings over time, AXA is under no obligation to do so and retains the sole discretion to determine the timing of any future sales of shares of our common stock. Neither AXA nor any affiliate of AXA has any obligation to provide any capital or credit support to us.

Our amended and restated certificate of incorporation and our amended and restated by-laws also include a number of provisions that may discourage, delay or prevent a change in our management or control for so long as AXA owns specified percentages of our common stock. See “—Risks Relating to Our Common Stock—Anti-takeover provisions in our amended and restated certificate of incorporation and amended and restated by-laws and Delaware law could discourage, delay or prevent a change of control of our company and may affect the trading price of our common stock.” These provisions not only could have a negative impact on the trading price of our common stock, but could also allow AXA to delay or prevent a corporate transaction of which the public stockholders approve.

AXA’s continuing significant interest in us may result in conflicts of interest. Conflicts of interest may arise because AXA and its affiliates have continuing agreements and business relationships with us.

Conflicts of interest may arise between AXA and us. Affiliates of AXA engage in transactions with us. Further, AXA may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us, and they may either directly, or through affiliates, also maintain business relationships with companies that may directly compete with us. In general, AXA or its affiliates could pursue business interests or exercise their voting power as stockholders in ways that are detrimental to us but beneficial to themselves or to other companies in which they invest or with whom they have a material relationship. Conflicts of interest could also arise with respect to business opportunities that could be advantageous to AXA, and they may pursue acquisition opportunities that may be complementary to our business. As a result, those acquisition opportunities may not be available to us. Under the terms of our amended and restated certificate of incorporation, AXA has no obligation to offer us corporate opportunities. See “—Our amended and restated certificate of incorporation provides that we waive any interest or expectancy in corporate opportunities presented to AXA.” In addition, changes to IFRS could impact the way we conduct our business (including, for example, which products we offer), our competitive position, our hedging program and the way we manage capital. See “Risk Factors—Risks Relating to Our Operations—Changes in accounting standards could have a material adverse effect on our business, results of operations or financial condition” in our Annual Report on Form 10-K incorporated by reference into this prospectus. AXA and its affiliates other than us are among AB’s largest clients. AXA and its affiliates other than us represented 6% of AB’s total AUM as of December 31, 2018 and 2% of AB’s net revenues for the year ended December 31, 2018. AB’s investment management agreements with AXA and its affiliates are terminable at any time or on short notice by either party and AXA and its affiliates are under no obligation to maintain any level of AUM with AB. If AXA and its affiliates were to terminate their investment management agreements with AB, it could have a materially adverse effect on AB’s business, results of operations or financial condition.

As a result of these relationships, the interests of AXA may not coincide with our interests or the interests of the other holders of our common stock. So long as AXA continues to control a significant amount of the outstanding shares of our common stock, AXA will continue to be able to strongly influence or effectively control our decisions, including potential mergers or acquisitions, asset sales and other significant corporate transactions.

Our amended and restated certificate of incorporation provides that we waive any interest or expectancy in corporate opportunities presented to AXA.

Our amended and restated certificate of incorporation provides that we, on our behalf and on behalf of our subsidiaries, renounce and waive any interest or expectancy in, or in being offered an opportunity to participate in, corporate opportunities that are from time to time presented to AXA, or their respective officers, directors, agents, stockholders, members, partners, affiliates or subsidiaries, even if the opportunity is one that we or our subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. None of AXA or its agents, stockholders, members, partners, affiliates or subsidiaries will generally be liable to us or any of our subsidiaries for breach of any fiduciary or other duty, as a director or otherwise, by reason of the fact that such person pursues, acquires or participates in such corporate opportunity, directs such corporate opportunity to another person or fails to present such corporate opportunity, or information regarding such corporate opportunity, to us or our subsidiaries unless, in the case of any such person who is a director or officer, such corporate opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer. To the fullest extent permitted by law, by becoming a stockholder in our company, stockholders are deemed to have notice of and consented to this provision of our amended and restated certificate of incorporation. This provision allows AXA to compete with us. Strong competition for investment opportunities could result in fewer such opportunities for us. We likely will not always be able to compete successfully with our competitors and competitive pressures or other factors may also result in significant price competition, particularly during industry downturns, which could have a material adverse effect on our business, results of operations or financial condition.

If AXA sells a significant interest in our company to a third party in a private transaction, you may become subject to the control of a presently unknown third party and may not realize any change of control premium on shares of our common stock.

AXA has the ability, should it choose to do so, to sell some or all of its shares of our common stock in a privately negotiated transaction. The ability of AXA to privately sell such shares of our common stock could prevent you from realizing any change of control premium on your shares of our common stock that may otherwise accrue to AXA upon its private sale of our common stock. Additionally, if AXA privately sells a significant equity interest in us to a third party, we may become subject to the control or significant influence of a presently unknown third party. Such third party may have conflicts of interest with the interests of other stockholders.

We may fail to replicate or replace functions, systems and infrastructure provided by AXA or certain of its affiliates (including through shared service contracts) or lose benefits from AXA’s global contracts, and AXA and its affiliates may fail to perform the services provided for in the Transitional Services Agreement.

Historically, we have received services from AXA and have provided services to AXA, including information technology services, services that support financial transactions and budgeting, risk management and compliance services, human resources services, insurance, operations and other support services, primarily through shared services contracts with various third-party service providers. AXA and its affiliates continue to provide or procure certain services to us pursuant to the Transitional Services Agreement. Certain contracts and services between us and AXA are not covered by the Transitional Services Agreement and continue pursuant to the terms of such contracts. Under the Transitional Services Agreement, AXA agrees to continue to provide us with certain services currently provided to us by or through AXA, either directly or on a pass-through basis, and we agree to continue to provide, or arrange to provide, AXA with certain services currently provided to them, either directly or on a pass-through basis. The Transitional Services Agreement will not continue indefinitely.

We are working to replicate or replace the services that we will continue to need in the operation of our business that are provided currently by AXA or its affiliates through shared service contracts they have with various third-party providers and that will continue to be provided under the Transitional Services Agreement for applicable transitional periods. We cannot assure you that we will be able to obtain the services at the same or better levels or at the same or lower costs directly from third-party providers. As a result, when AXA or its affiliates cease providing these services to us, either as a result of the termination of the Transitional Services Agreement or individual services thereunder or a failure by AXA or its affiliates to perform their respective obligations under the Transitional Services Agreement, our costs of procuring these services or comparable replacement services may increase, and the cessation of such services may result in service interruptions and divert management attention from other aspects of our operations.

There is a risk that an increase in the costs associated with replicating and replacing the services provided to us under the Transitional Services Agreement and the diversion of management’s attention to these matters could have a material adverse effect on our business, results of operations or financial condition. We may fail to replicate the services we currently receive from AXA on a timely basis or at all. Additionally, we may not be able to operate effectively if the quality of replacement services is inferior to the services we are currently receiving. Furthermore, once we are no longer an affiliate of AXA, we will no longer receive certain group discounts and reduced fees that we are eligible to receive as an affiliate of AXA. The loss of these discounts and reduced fees could increase our expenses and have a material adverse effect on our business, results of operations or financial condition.

In connection with the IPO and transitioning to operating as a stand-alone public company, we have incurred and expect to continue to incur one-time and recurring expenses. These expenses primarily relate to information technology, compliance, internal audit, finance, risk management, procurement, client service, human resources and other support services. The process of replicating and replacing functions, systems and infrastructure provided by AXA or certain of its affiliates in order to operate on a stand-alone basis is currently underway. Furthermore, as a result of AXA ceasing to own at least a majority of our outstanding common stock, we incurred, and continue to incur, additional expenses. These expenses, any recurring expenses, including under the Transitional Services Agreement, and any additional one-time expenses, including as a result of rebranding, we may incur may be material. We estimate that the aggregate amount of the total separation expenses described above will be between approximately $650 million and $700 million. Through March 31, 2019, a total of $334 million has been incurred, of which $24 million and $61 million was incurred in the three months ended March 31, 2019 and 2018, respectively.

Costs associated with rebranding could be significant.

Prior to the IPO, as a wholly-owned subsidiary of AXA, we marketed our products and services using the “AXA” brand name and logo together with the “Equitable” brand. On March 28, 2019, AXA terminated the Trademark License Agreement. Accordingly, we expect to rebrand and cease use, pursuant to the Trademark License Agreement, of the “AXA” brand name and logo within 18 months (subject to such extensions as permitted under the Trademark License Agreement). We have benefited, and will continue to benefit for a limited time as set forth in the Trademark License Agreement, from trademarks licensed in connection with the AXA brand. We believe the association with AXA provides us with preferred status among our customers, vendors and other persons due to AXA’s globally recognized brand, reputation for high quality products and services and strong capital base and financial strength. Any rebranding we undertake could adversely affect our ability to attract and retain customers, which could result in reduced sales of our products. We cannot accurately predict the effect that any rebranding we undertake will have on our business, customers or employees. We expect to incur significant costs, including marketing expenses, in connection with any rebranding of our business. Any adverse effect on our ability to attract and retain customers and any costs could have a material adverse effect on our business, results of operations or financial condition.

Certain of our directors may have actual or potential conflicts of interest because of their AXA equity ownership or their current or former AXA positions.

A number of our directors have been, and are, AXA officers, directors or employees and, thus, have professional relationships with AXA’s executive officers, directors or employees. In addition, because of their current or former AXA positions, certain of our directors and executive officers own AXA common stock, American Depository Shares, deferred stock units, performance shares or options to acquire shares of AXA common stock, and, for some of these individuals, their individual holdings may be significant compared to their total assets. These relationships and financial interests may create, or may create the appearance of, conflicts of interest when these directors and officers are faced with decisions that could have different implications for AXA and us. For example, potential conflicts of interest could arise in connection with the resolution of any dispute that may arise between AXA and us regarding the terms of the agreements governing our relationship with AXA.

We have indemnification obligations in favor of AXA.

We and AXA entered into certain agreements in connection with the IPO, including a Shareholder Agreement, Registration Rights Agreement, Transitional Services Agreement, Trademark License Agreement and a Tax Sharing Agreement (each as defined in “Certain Relationships and Related Transactions, and Director Independence” in our Annual Report on Form 10-K incorporated by reference into this prospectus), that have governed our and AXA’s obligations to each other following the IPO in respect of, among other things, taxes and transition services and their respective indemnification obligations. The amounts payable by us pursuant to such indemnification obligations could be significant.

We may be subject to ongoing regulation as a result of AXA’s ownership of us and for as long as we are an affiliate of AXA.

Regulators and lawmakers in non-U.S. jurisdictions are engaged in addressing the causes of the financial crisis and means of avoiding such crises in the future. For example, the Financial Stability Board has identified nine global systemically important insurers (“GSIIs”), which include AXA. While the precise implications of being designated a GSII are still developing, it could have far reaching regulatory and competitive implications for AXA and adversely impact AXA’s capital requirements, profitability, the fungibility of AXA’s capital and ability to provide capital/financial support for AXA companies, including potentially AXA Equitable Life, AXA’s ability to grow through future acquisitions, internal governance and could change the way AXA conducts its business and adversely impact AXA’s overall competitive position versus insurance groups that are not designated GSIIs. The multiplicity of different regulatory regimes, capital standards and reporting requirements could increase AXA’s operational complexity and costs. All of these possibilities, if they occurred, could affect the way we conduct our business (including, for example, which products we offer) and manage capital, and may require us to satisfy increased capital requirements, all of which in turn could materially affect our business, results of operations or financial condition.

AXA is subject to Solvency II, the European directive which, together with its associated regulations and guidelines, establishes capital adequacy, risk management and regulatory reporting requirements for groups with a parent company established in the European Union. Among other things, as a member of a group subject to Solvency II, we may be required to hold more capital than the levels required under local law and incur costs necessary to comply with its requirements. In addition, because AXA is subject to Solvency II, it may impact the types of investments in, and the duration of, our General Account investment portfolio. It is possible that the requirements imposed on Solvency II groups, or the regulatory interpretation of those requirements, may change over time, increasing our capital requirements or costs.

Risks Relating to Financial Reporting

Fulfilling our obligations incident to being a public company, including with respect to the requirements of and related rules under the Sarbanes-Oxley Act of 2002, or the “Sarbanes-Oxley Act,” and the Dodd-Frank Act, is expensive and time-consuming, and any delays or difficulties in satisfying these obligations could have a material adverse effect on our future results of operations and our stock price.

We are subject to the reporting, accounting and corporate governance requirements under the listing standards of the NYSE, the Sarbanes-Oxley Act, the Dodd-Frank Act and the Exchange Act that apply to issuers of listed equity, which impose compliance requirements, costs and obligations upon us. The changes necessitated by publicly listing our equity require a significant commitment of additional resources and management oversight which has increased our operating costs. Further, to comply with the requirements of being a public company, we have undertaken and continue to undertake various actions, such as implementing new or enhanced internal controls and procedures and hiring additional accounting or internal audit staff.

The expenses associated with being a public company include increases in auditing, accounting and legal fees and expenses, investor relations’ expenses, increased directors’ fees, director and officer liability insurance costs, registrar and transfer agent fees, and listing fees, as well as other expenses. As a public company, we are required, among other things, to prepare and file periodic and current reports, and distribute other stockholder communications, in compliance with the federal securities laws and NYSE rules, define and expand the roles and the duties of our Board and its committees, and institute more comprehensive compliance and investor relations functions. Our ability to successfully implement our strategy and comply with the Exchange Act and the SEC’s rules thereunder requires us to be able to prepare timely and accurate financial statements. During the course of preparing for the IPO, we:

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restated the annual financial statements for the year ended December 31, 2016, restated the interim financial statements for the nine months ended September 30, 2017 and for the six months ended June 30, 2017, revised the annual financial statements for the year ended December 31, 2015 and revised the interim financial statements for the nine months ended September 30, 2016 and for the six months ended June 30, 2016, in each case included in the first amendment of our Form S-1 registration statement filed on February 14, 2018 related to the IPO; and

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restated the interim financial statements for the six months ended June 30, 2017 and revised the annual financial statements for the years ended December 31, 2016, 2015 and 2014 and the interim financial statements for the six months ended June 30, 2016, in each case included in our initial Form S-1 registration statement filing on November 13, 2017 related to the IPO.

In addition, during the preparation of our quarterly report on Form 10-Q for the six months ended June 30, 2018, management identified a misclassification error between interest credited and net derivative gains/losses, which resulted in misstatements in the consolidated statements of income (loss) and statements of cash flows that were not considered material. Accordingly, we (i) revised the annual financial statements for the year ended December 31, 2017, (ii) amended the restated annual financial statements for the year ended December 31, 2016 and (iii) amended the restated interim financial statements for the nine months ended September 30, 2017 and for the six months ended June 30, 2017, in each case that were reported in the IPO prospectus.

Further, in connection with preparing our quarterly report on Form 10-Q for the nine months ended September 30, 2018, management identified errors primarily related to the calculation of policyholders’ benefit reserves for our life and annuity products and the calculation of net derivative gains (losses) and DAC amortization for certain variable and interest sensitive life products. Accordingly, we (i) amended the restated interim financial statements for the nine months ended September 30, 2017 and the six months ended June 30, 2017 from the previously reported interim financial statements, (ii) revised the interim financial statements for the six months ended June 30, 2018 and the three months ended March 31, 2018 and 2017 from the previously reported interim financial statements, (iii) revised the annual financial statements for the years ended

December 31, 2017 from the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018 and June 30, 2018, (iv) amended the restated annual financial statements for the year ended December 31, 2016 from the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018 and June 30, 2018 and (v) revised the annual financial statements for the year ended December 31, 2015, 2014 and 2013 from the IPO prospectus.

Lastly, in connection with preparing the Company’s Annual Report on Form 10-K, management identified certain cash flows that were incorrectly classified in the Company’s historical consolidated statement of cash flows. The impact of these misclassifications was not considered material. Accordingly, the Company has revised its annual financial statements for the year ended December 31, 2017 and its interim financial statements for the three months ended March 31, 2018 and 2017, respectively, and the Company will revise its interim financial statements, for the six and nine months ended June 30 and September 30, 2018, respectively, in its second and third quarter 2019 Form 10-Qs, respectively.

We cannot assure you that we will not discover additional misstatements in our previously issued financial statements in the future. Any delay in the implementation of, or disruption in the transition to, new or enhanced systems, procedures or controls, including any delay in the remediation of our existing material weaknesses, or if we are unable to comply with the demands that have been placed on us as a public company, including the requirements of the Exchange Act and the SEC’s rules thereunder, could cause our business, results of operations, financial condition or stock price to be materially and adversely impacted.

As a public company there is an increased burden on our accounting and internal audit staff because Holdings is an additional company subject to the reporting requirements of the U.S. federal securities laws in addition to our subsidiaries that were already subject to such requirements. These additional burdens increase the risk that we will not be able to timely file our or our subsidiaries periodic and other reports with the SEC. The failure to report our insurance subsidiaries’ financial condition or financial results accurately or report them within the timeframes required by the SEC could cause our insurance subsidiaries to halt sales of certain variable insurance products and delay or prevent us from launching new products or new product features. For instance, AXA Equitable Life failed to timely file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 and required an extension of the due date under Rule 12b-25 for its Annual Report on Form 10-K for the year ended December 31, 2017. See “Risk Factors—Risks Relating to the Products We Offer, Our Structure and Product Distribution—Our retirement and protection products contain numerous features and are subject to extensive regulation and failure to administer or meet any of the complex product requirements may adversely impact our business, results of operations or financial condition” in our Annual Report on Form 10-K incorporated by reference into this prospectus.

During the course of preparing our U.S. GAAP financial statements for the IPO, our management has identified two material weaknesses in our internal control over financial reporting. If our remediation of these material weaknesses is not effective, we may not be able to report our financial condition or results of operations accurately or on a timely basis, which could materially and adversely affect investor confidence in us and, as a result, the price of our common stock.

As a public company, we are required to maintain and assess internal control over financial reporting and disclosure controls and procedures and, after a transition period, publicly report on the effectiveness of our internal control over financial reporting in accordance with the rules of the SEC under the Exchange Act. Following a transition period, our independent registered public accounting firm will be required to provide an attestation report on the effectiveness of our internal control over financial reporting pursuant to SEC rules under the Exchange Act.

During the course of preparing our U.S. GAAP financial statements for the IPO, our management has identified two material weaknesses in the design and operation of our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis. Until remedied, these material weaknesses could result in a misstatement of our consolidated financial statements or disclosures that would result in a material misstatement to our annual or interim financial statements that would not be prevented or detected.

Our management consequently concluded that we do not (1) maintain effective controls to timely validate that actuarial models are properly configured to capture all relevant product features and to provide reasonable assurance that timely reviews of assumptions and data have occurred, and, as a result, errors were identified in future policyholders’ benefits and deferred policy acquisition costs balances; and (2) maintain sufficient experienced personnel to prepare Holdings’ consolidated financial statements and to verify that consolidating and adjusting journal entries were completely and accurately recorded to the appropriate accounts or segments and, as a result, errors were identified in the consolidated financial statements, including in the presentation and disclosure between sections of the statement of cash flows. These material weaknesses resulted in misstatements in our previously issued annual and interim financial statements and resulted in:

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the restatement of the annual financial statements for the year ended December 31, 2016, the restatements of the interim financial statements for the nine months ended September 30, 2017 and for the six months ended June 30, 2017, the revision of the annual financial statements for the year ended December 31, 2015 and the revision of the interim financial statements for the nine months ended September 30, 2016 and for the six months ended June 30, 2016, in each case that were reported in the preliminary prospectus included in the first amendment of our Form S-1 registration statement filed on February 14, 2018; and

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the restatement of the interim financial statements for the six months ended June 30, 2017 and the revision of the annual financial statements for the years ended December 31, 2016, 2015 and 2014 and the interim financial statements for the six months ended June 30, 2016, in each case that were reported in the preliminary prospectus included in our initial Form S-1 registration statement filed on November 13, 2017.

In addition, during the preparation of our quarterly report on Form 10-Q for the six months ended June 30, 2018, management identified a misclassification error between interest credited and net derivative gains/losses, which resulted in misstatements in the consolidated statements of income (loss) and statements of cash flows that were not considered material. Accordingly, we (i) revised the annual financial statements for the year ended December 31, 2017 (ii) amended the restated annual financial statements for the year ended December 31, 2016 and (iii) amended the restated interim financial statements for the nine months ended September 30, 2017 and for the six months ended June 30, 2017, in each case that were reported in the IPO prospectus.

Further, in connection with preparing our quarterly report on Form 10-Q for the nine months ended September 30, 2018, management identified errors primarily related to the calculation of policyholders’ benefit reserves for our life and annuity products and the calculation of net derivative gains (losses) and DAC amortization for certain variable and interest sensitive life products. Accordingly, we (i) amended the restated interim financial statements for the nine months ended September 30, 2017 and the six months ended June 30, 2017 from the previously reported interim financial statements, (ii) revised the interim financial statements for the six months ended June 30, 2018 and the three months ended March 31, 2018 and 2017 from the previously reported interim financial statements, (iii) revised the annual financial statements for the years ended December 31, 2017 from the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018 and June 30, 2018, (iv) amended the restated annual financial statements for the year ended December 31, 2016 from the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018 and June 30, 2018 and (v) revised the annual financial statements for the year ended December 31, 2015, 2014 and 2013 from the IPO prospectus.

Lastly, in connection with preparing the Company’s Annual Report on Form 10-K, management identified certain cash flows that were incorrectly classified in the Company’s historical consolidated statement of cash flows. The impact of these misclassifications was not considered material. Accordingly, the Company has revised its annual financial statements for the year ended December 31, 2017 and its interim financial statements for the three months ended March 31, 2018 and 2017, respectively, and the Company will revise its interim financial statements for the six and nine months ended June 30 and September 30, 2018, respectively, in its second and third quarter 2019 Form 10-Qs, respectively.

The changes necessary to correct the identified misstatements in our previously reported historical results have been appropriately reflected in our consolidated annual financial statements incorporated by reference in this prospectus. Until remedied, these material weaknesses could result in a misstatement of our consolidated financial statements or disclosures that would result in a material misstatement to our annual or interim financial statements that would not be prevented or detected.

Since identifying the material weakness related to our actuarial models, we have been, and are currently in the process of, remediating the material weakness by taking steps to validate all existing actuarial models and valuation systems as well as to improve controls and processes around our assumption and data process. These steps include verifying inputs and unique algorithms, ensuring alignment with documented accounting standards and verifying that assumptions used in our models are consistent with documented assumptions and data is reliable. The remediation efforts are being performed by our internal model risk team (which is separate from our modeling and valuation teams), as supported by third party firms. We will continue to enhance controls to ensure that our models, including assumptions and data, are re-validated on a fixed calendar schedule and that new model changes and product features are tested through our internal model risk team prior to adoption within our models and systems. Although we plan to complete this remediation process as quickly as possible, we cannot at this time estimate when the remediation will be completed.

Since identifying the material weakness related to our journal entry process, we have been, and are currently in the process of, remediating the material weakness by taking steps to strengthen the control function related to our financial closing process. These steps include recruiting additional personnel, retaining external expert resources, further automating entries where possible, enhancing the design of certain management review controls and providing training regarding internal control processes. We will continue to enhance controls to ensure that the financial closing process is effectively implemented. Although we plan to complete this remediation process as quickly as possible, we cannot at this time estimate when the remediation will be completed.

If we fail to remediate effectively these material weaknesses or if we identify additional material weaknesses in our internal control over financial reporting, we may be unable to report our financial condition or financial results accurately or to report them within the timeframes required by the SEC. If this were the case, we could become subject to sanctions or investigations by the SEC or other regulatory authorities. Furthermore, failure to report our insurance subsidiaries’ financial condition or financial results accurately or report them within the timeframes required by the SEC could cause our insurance subsidiaries to curtail or cease sales of certain variable insurance products. In addition, if we are unable to determine that our internal control over financial reporting or our disclosure controls and procedures are effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, when required, investors may lose confidence in the accuracy and completeness of our financial reports, we may face reduced ability to obtain financing and restricted access to the capital markets, we may be required to curtail or cease sales of our products, and the price of our common stock may be materially and adversely affected.

Risks Relating to Our Common Stock

The market price of our common stock may be volatile and could decline.

Volatility in the market price of our common stock may prevent you from being able to sell your shares at or above the price you paid for your shares. The market price of our common stock may fluctuate significantly. Among the factors that could affect our stock price are:

•	industry or general market conditions;

•	domestic and international economic factors unrelated to our performance;

•	changes in our customers’ preferences;

•	new regulatory pronouncements and changes in regulatory guidelines;

•	lawsuits, enforcement actions and other claims by third parties or governmental authorities;

•	adverse publicity related to us or another industry participant;

•	actual or anticipated fluctuations in our operating results;

•	changes in securities analysts’ estimates of our financial performance or lack of research coverage and reports by industry analysts;

•	action by institutional stockholders or other large stockholders (including AXA), including future sales of our common stock;

•	failure to meet any guidance given by us or any change in any guidance given by us, or changes by us in our guidance practices;

•	announcements by us of significant impairment charges;

•	speculation in the press or investment community;

•	investor perception of us and our industry;

•	changes in market valuations or earnings of similar companies;

•	announcements by us or our competitors of significant contracts, acquisitions, dispositions or strategic partnerships;

•	war, terrorist acts and epidemic disease;

•	any future sales of our common stock or other securities;

•	additions or departures of key personnel; and

•	misconduct or other improper actions of our employees.

In particular, we cannot assure you that you will be able to resell your shares at or above the public offering price. Stock markets have experienced extreme volatility in recent years that has been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. In the past, following periods of volatility in the market price of a company’s securities, class action litigation has often been instituted against the affected company. Any litigation of this type brought against us could result in substantial costs and a diversion of our management’s attention and resources, which could materially and adversely affect our business, results of operations or financial condition.

Future sales of shares by us or our existing stockholders could cause our stock price to decline.

Sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, could cause the market price of our common stock to decline. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

As of May 9, 2019, we have 491,138,042 outstanding shares of common stock. Of these outstanding shares, all of the shares sold in the IPO, the November 2018 secondary offering and the March 2019 secondary offering are, and all of the shares to be sold under the registration statement of which this prospectus forms a part will be, immediately tradable without restriction under the Securities Act of 1933, as amended, or the “Securities Act,” except for any shares held by “affiliates,” as that term is defined in Rule 144 under the Securities Act, or “Rule 144.”

In May 2018, November 2018 and March 2019, we filed registration statements on Form S-8 under the Securities Act to register the shares of common stock to be issued under our equity compensation plans and, as a result, all shares of common stock acquired upon exercise of stock options granted under our plans are also freely tradable under the Securities Act, subject to the terms of the lock-up agreements, unless purchased by our affiliates. As of May 9, 2019, 5,557,380 shares of our common stock are available for future issuances under our equity incentive plans.

The remaining shares of common stock outstanding as of May 9, 2019 are restricted securities within the meaning of Rule 144, but will be eligible for resale subject, in certain cases, to applicable volume, manner of sale, holding period and other limitations of Rule 144 or pursuant to an exception from registration under Rule 701 under the Securities Act, or “Rule 701,” subject to the terms of applicable lock-up agreements.

In the future, we may issue additional shares of common stock or other equity or debt securities convertible into or exercisable or exchangeable for shares of our common stock in connection with a financing, strategic investment, litigation settlement or employee arrangement or otherwise. Any of these issuances could result in substantial dilution to our existing stockholders and could cause the trading price of our common stock to decline.

If securities or industry analysts do not publish research or publish misleading or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts that cover our common stock downgrade our stock or publish misleading or unfavorable research about our business, our stock price would likely decline. If one or more of the analysts ceases coverage of our common stock or fails to publish reports on us regularly, demand for our common stock could decrease, which could cause our common stock price or trading volume to decline.

Future offerings of debt or equity securities which would rank senior to our common stock may adversely affect the market price of our common stock.

If, in the future, we decide to issue debt or equity securities that rank senior to our common stock, it is likely that such securities will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution to owners of our common stock. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock will bear the risk of our future offerings reducing the market price of our common stock and diluting the value of their stock holdings in us.

Anti-takeover provisions in our amended and restated certificate of incorporation and amended and restated by-laws and Delaware law could discourage, delay or prevent a change of control of our company and may affect the trading price of our common stock.

Our amended and restated certificate of incorporation and our amended and restated by-laws include a number of provisions that may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. For example, our amended and restated certificate of incorporation and amended and restated by-laws collectively:

•	authorize the issuance of shares of our common stock to create voting impediments or to frustrate persons otherwise seeking to effect a takeover or gain control;

•	authorize the issuance of “blank check” preferred stock that could be issued by our Board to thwart a takeover attempt;

•	provide that vacancies on our Board, including vacancies resulting from an enlargement of our Board, may be filled only by a majority vote of directors then in office;

•	prohibit stockholders from calling special meetings of stockholders;

•	prohibit stockholder action by written consent, thereby requiring all actions to be taken at a meeting of the stockholders;

•	establish advance notice requirements for nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders; and

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require the approval of holders of at least 66 2/3% of the outstanding shares of our common stock to amend our amended and restated by-laws and certain provisions of our amended and restated certificate of incorporation.

These provisions may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if the provisions are viewed as discouraging takeover attempts in the future.

Our amended and restated certificate of incorporation and amended and restated by-laws may also make it difficult for stockholders to replace or remove our management. Furthermore, the existence of the foregoing provisions, as well as the significant amount of common stock that AXA continues to own, could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions may facilitate management entrenchment that may delay, deter, render more difficult or prevent a change in our control, which may not be in the best interests of our stockholders.

Our amended and restated certificate of incorporation includes provisions limiting the personal liability of our directors for breaches of fiduciary duty under the Delaware General Corporation Law.

Our amended and restated certificate of incorporation contains provisions permitted under the General Corporation Law of the State of Delaware, or the “DGCL,” relating to the liability of directors. These provisions eliminate a director’s personal liability to the fullest extent permitted by the DGCL for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:

•	any breach of the director’s duty of loyalty;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•	under Section 174 of the DGCL (unlawful dividends); or

•	any transaction from which the director derives an improper personal benefit.

The principal effect of the limitation on liability provision is that a stockholder is unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the DGCL. These provisions, however, should not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions do not alter a director’s liability under federal securities laws. The inclusion of this provision in our amended and restated certificate of incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders.

Our amended and restated certificate of incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or stockholders.

Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is, to the fullest extent permitted by law, the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed to us or our stockholders by any of our directors, officers, other employees, agents or stockholders, (iii) any action asserting a claim arising out of or under the DGCL, or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware (including, without limitation, any action asserting a claim arising out of or pursuant to our amended and restated certificate of incorporation or our amended and restated by-laws) or (iv) any action asserting a claim that is governed by the internal affairs doctrine. By becoming a stockholder in our company, you will be deemed to have notice of and have consented to the provisions of our amended and restated certificate of incorporation related to choice of forum. The choice of forum provision in our amended and restated certificate of incorporation may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or any of our directors, officers, other employees, agents or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially and adversely affect our business, results of operations or financial condition.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INFORMATION

This prospectus, any accompanying prospectus supplement and the documents incorporated or deemed to be incorporated by reference herein or therein contain forward-looking statements and cautionary statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements include, without limitation, all matters that are not historical facts. They appear in a number of places throughout this prospectus, any accompanying prospectus and the documents incorporated by reference herein and therein and include, without limitation, statements regarding our intentions, beliefs, assumptions or current expectations concerning, among other things, financial goals, financial position, results of operations, cash flows, prospects, strategies or expectations, and the impact of prevailing economic conditions.

Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations or financial condition, may differ materially from those made in or suggested by any forward-looking statements. In addition, even if our results of operations, financial condition and cash flows, are consistent with the forward-looking statements contained in this prospectus, any accompanying prospectus and the documents incorporated by reference herein or therein, those results may not be indicative of results in subsequent periods. New factors emerge from time to time that may cause our business not to develop as we expect, and it is not possible for us to predict all of them. Factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation:

•	Adverse conditions in the global capital markets and the economy, including equity market declines, interest rate fluctuations and market conditions, and the ability to meet our liquidity needs;

•	Inadequacy of our reinsurance and hedging programs;

•	GMxB features within certain of our products;

•	Competition from other insurance companies, banks, asset managers and other financial institutions;

•	The failure of our new business strategy in accomplishing our objectives;

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Risks related to our Investment Management and Research segment, including significant fluctuations in AB’s AUM, the industry-wide shift from actively-managed investment services to passive services, termination of investment advisory agreement, inability to deliver consistent performance, the quantitative models AB uses in certain of its investment services containing errors, and fluctuations in exchange rates;

•	Inability to recruit, motivate and retain key employees and experienced and productive financial professionals;

•	The amount of statutory capital we have and must hold to meet our statutory capital requirements and our financial strength and credit ratings varying significantly from time to time;

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Holdings’ dependence on the ability of its insurance subsidiaries to pay dividends and other distributions to Holdings, and the failure of its insurance subsidiaries to generate sufficient statutory earnings or have sufficient statutory surplus to enable them to pay ordinary dividends;

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Operational failures, failure of information systems or failure to protect the confidentiality of customer information, including by service providers, or losses due to defaults, errors or omissions by third parties and affiliates;

•	Risks related to strategic transactions;

•	The occurrence of a catastrophe, including natural or man-made disasters;

•	Failure to protect our intellectual property and infringement claims by a third party;

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Our investment advisory agreements with clients, and selling and distribution agreements with various financial intermediaries and consultants, being subject to termination or non-renewal on short notice;

•	Failure of our insurance to fully cover potential exposures;

•	Changes in accounting standards;

•	Risks and increased compliance and regulatory costs due to certain of our administrative operations and offices being located internationally;

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Our counterparties’ requirements to pledge collateral or make payments related to declines in estimated fair value of specified assets and changes in the actual or perceived soundness or condition of other financial institutions and market participants;

•	Gross unrealized losses on fixed maturity and equity securities, illiquid investments and defaults on investments;

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Changes to policyholder behavior assumptions under the contracts reinsured to our affiliated captives, the performance of their hedging program, their liquidity needs, their overall financial results and changes in regulatory requirements regarding the use of captives;

•	The failure to administer or meet any of the complex product and regulatory requirements of our retirement and protection products;

•	Changes in statutory reserve or other requirements;

•	A downgrade in our financial strength and claims-paying ratings;

•	Consolidation of or a loss of, or significant change in, key product distribution relationships;

•	The failure of our risk management policies and procedures to be adequate to identify, monitor and manage risks;

•	Inadequate reserves due to differences between our actual experience and management’s estimates and assumptions;

•	Mortality, longevity and morbidity rates or persistency rates differing significantly from our pricing expectations;

•	The acceleration of the amortization of DAC;

•	Inherent uncertainty in our financial models that rely on a number of estimates, assumptions and projections;

•	Subjective determination of the amount of allowances and impairments taken on our investments;

•	Changes in the partnership structure of AB Holding and ABLP or changes in the tax law governing partnerships;

•	U.S. federal and state legislative and regulatory action affecting financial institutions and changes in supervisory and enforcement policies;

•	The Tax Reform Act and future changes in U.S. tax laws and regulations or interpretations thereof;

•	Adverse outcomes of legal or regulatory actions;

•	Conflicts of interest that arise because AXA and its affiliates have continuing agreements and business relationships with us;

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Our failure to effectively remediate the material weaknesses in our internal control over financial reporting, which may result in us not being able to report our financial condition or results of operations accurately or on a timely basis and materially adversely affect the price of our common stock;

•	Costs associated with rebranding;

•	Failure to replicate or replace functions, systems and infrastructure provided by AXA or certain of its affiliates and loss of benefits from AXA’s global contracts; and

•	Future sales of shares by us or our existing stockholders which could cause our stock price to decline.

You should read this prospectus, any accompanying prospectus supplement and the documents incorporated or deemed to be incorporated by reference herein or therein completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made in this prospectus, any accompanying prospectus supplement and the documents incorporated or deemed to be incorporated by reference herein or therein are qualified by these cautionary statements. Any forward-looking statements are made only as of the date on which it is made, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, and changes in future operating results over time or otherwise.

Other risks, uncertainties and factors, including those discussed under “Risk Factors” in this prospectus and the risk factors and other information in our most recent Annual Report on Form 10-K and in our other filings with the SEC incorporated by reference into this prospectus and contained in any applicable prospectus supplement, could cause our actual results to differ materially from those projected in any forward-looking statements we make. Readers should read carefully the factors described under “Risk Factors” in this prospectus and the risk factors and other information in our filings with the SEC incorporated by reference into this prospectus and contained in any applicable prospectus supplement to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements.

USE OF PROCEEDS

The selling stockholder will receive all of the net proceeds from the sale of shares of our common stock offered pursuant to this prospectus. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder.

THE REORGANIZATION TRANSACTIONS

Summary of Reorganization

In connection with the IPO, we undertook a reorganization, as described generally below. The Reorganization’s primary goals were to ensure that (i) we held, at the time of the IPO, all of AXA’s U.S. retirement and protection businesses and AXA’s interests in AB and (ii) certain AXA U.S. P&C business was extracted from us and held by AXA outside of us. As part of the Reorganization Transactions, we also effected an unwind of the reinsurance provided to AXA Equitable Life by AXA RE Arizona for certain variable annuities with GMxB features (the “GMxB Reinsurance”).

The Reorganization was subject to approval from various state insurance regulators. All required regulatory approvals were received.

In April 2018, we completed the Reorganization.

Transfer of AXA Financial Shares

On October 1, 2018, AXA Financial merged with and into Holdings (the “AXF Merger”). Prior to the AXF Merger, AXA Financial indirectly owned a number of subsidiaries that comprised our retirement and protection businesses and Holdings owned 100% of the shares in AXA Financial. Until January 2018, approximately 0.5% of AXA Financial was held by Coliseum Reinsurance Company, an indirect subsidiary of AXA (“Coliseum Re”), and AXA Belgium S.A., an indirect subsidiary of AXA (“AXA Belgium”). As part of the Reorganization, AXA Belgium transferred its approximate 0.47% interest in AXA Financial to AXA in January 2018 and Coliseum Re transferred its approximate 0.03% interest in AXA Financial to AXA in March 2018. AXA then contributed the entire approximate 0.5% interest to Holdings (the “AXA Financial Transfer”) in March 2018.

Extraction of U.S. Property and Casualty Insurance Business

Holdings formerly held 78.99% of the shares of AXA America Corporate Solutions, Inc. (“AXA CS”), which holds certain AXA U.S. P&C business. As part of the Reorganization, Holdings sold its shares of AXA CS to AXA so that AXA CS and its subsidiaries are no longer a part of the Company. Holdings’ repayment obligation to AXA in respect of a $622 million loan made by AXA to Holdings in December 2017 was set off against AXA’s payment obligation to Holdings with respect to the sale of AXA CS shares and AXA paid Holdings the balance of the purchase price in cash. Note that AXA CS and its subsidiaries have been excluded from the historical financial statements of Holdings because their businesses (i) are demonstrably distinct from the other business of Holdings, (ii) have been managed and financed historically autonomously, (iii) have no more than incidental common facilities and costs with the other business of Holdings, (iv) are operated and financed autonomously following the disposition and (v) do not have material financial commitments, guarantees or contingent liabilities to or from Holdings following the disposition.

Transfer of AXA’s Interests in AB

Prior to the Reorganization, AXA’s interests in AB consisted of (i) approximately 15% held by AXA-IM Holding U.S. Inc., a wholly owned, indirect subsidiary of AXA (“AXA IM Holding US”), approximately 3% held by Coliseum Re and approximately 47% currently held by the Company and (ii) the General Partner, 100% of which is held by us. As part of the Reorganization, in April 2018 Holdings acquired (i) 100% of the shares of AXA IM Holding US for approximately $873 million, representing the fair value of AXA IM Holding US’s interests in AB, net of other transferred assets and liabilities of AXA IM Holding US (AXA IM Holding US did not carry on any substantive business activity at the time of the transfer), and (ii) all of the AB Units held by Coliseum Re for approximately $217 million, so that all of AXA’s interests in AB were held entirely by the Company. See “Unaudited Pro Forma Condensed Financial Information.”

Unwind of GMxB Reinsurance

In April 2018, AXA Equitable Life effected an unwind of the GMxB Reinsurance (the “GMxB Unwind”) to mitigate the impact of any restrictions on the use of captive reinsurers to reinsure variable annuities that could be adopted by insurance regulators by reducing its use of such reinsurance. In addition, AXA Equitable Life undertook the GMxB Unwind in response to its agreement with the NYDFS that required us to provide the NYDFS with notice and the opportunity to disapprove any ordinary shareholder dividend until AXA Equitable Life fully implemented a plan with respect to the management of its variable annuity business ceded to AXA RE Arizona. We expect that the GMxB Unwind will provide increased transparency relative to our variable annuity risk management. The GMxB Unwind had no impact on our financial position or results of operations because the GMxB Reinsurance was between two wholly owned subsidiaries and was therefore eliminated in our U.S. GAAP consolidated financial statements. As of December 31, 2018, our insurance company subsidiaries had statutory TAC of approximately $8.5 billion, resulting in a Combined RBC Ratio of approximately 670%.

The GMxB Unwind was accomplished by AXA RE Arizona first transferring certain risks that are not part of the GMxB Unwind to a newly formed subsidiary, EQ AZ Life Re. Following the transfer of that business to EQ AZ Life Re, AXA RE Arizona merged with and into AXA Equitable Life to complete the GMxB Unwind. Following AXA RE Arizona’s merger with and into AXA Equitable Life, the GMxB Business is not subject to any new internal or third-party reinsurance arrangements, though in the future AXA Equitable Life may reinsure the GMxB Business with third parties. For more detail regarding the risks associated with the GMxB Unwind, see “Risk Factors—Risks Relating to Our Retirement and Protection Businesses—Risks Relating to Our Reinsurance and Hedging Programs—Our reinsurance arrangements with affiliated captives may be adversely impacted by changes to policyholder behavior assumptions under the reinsured contracts, the performance of their hedging program, their liquidity needs, their overall financial results and changes in regulatory requirements regarding the use of captives” in our Annual Report on Form 10-K incorporated by reference into this prospectus.

RECAPITALIZATION

Prior to the IPO, we operated with a capital structure that reflected our status as a wholly owned subsidiary of AXA. To prepare for the IPO and operation as a stand-alone public company, we undertook various recapitalization initiatives to align our capital structure—both at Holdings and on a consolidated basis—more closely with other U.S. public companies (the “Recapitalization”). In undertaking the Recapitalization, we focused on several goals:

•	Maintaining and strengthening our credit ratings;

•	Maintaining a mid-20s debt-to-capital ratio going forward;

•	Maintaining our target asset level for all variable annuities at or above a CTE98 level under most economic scenarios and an RBC ratio of 350-400% for our non-variable annuity insurance liabilities;

•

Replacing financing that was provided or guaranteed by AXA and its affiliates with financing that is supported solely on the basis of our stand-alone credit, and entering into new financing arrangements only on that basis;

•	Purchasing AB Units from AXA as described in “The Reorganization Transactions”; and

•	Maintaining a cash position of approximately $500 million at Holdings.

On December 8, 2017, we received (i) a capital contribution of $318 million and (ii) a short-term loan of $622 million from AXA, which was set off against AXA’s payment obligation to Holdings with respect to the sale of AXA CS shares. See “The Reorganization Transactions” and “Unaudited Pro Forma Condensed Financial Information.”

In February 2018, we entered into the Credit Facilities, consisting of a $500 million three-year senior unsecured delayed draw term loan agreement and a $2.5 billion five-year senior unsecured revolving credit facility with a syndicate of banks. The revolving credit facility provides for borrowings of up to $2.5 billion or the issuance of letters of credit within a sublimit of $1.5 billion to support our life insurance business reinsured to EQ AZ Life Re following the GMxB Unwind and to support the third-party GMxB variable annuity business reinsured by CS Life RE. The revolving credit facility is available for general corporate purposes. In May 2018, we borrowed $300 million under the three-year term loan agreement for general corporate purposes, including to replace financing that was provided by or guaranteed by AXA and its affiliates (the “AXA Refinancing”) and terminated the remaining $200 million capacity. In addition to the Credit Facilities, we entered into letter of credit facilities with an aggregate principal amount of approximately $1.9 billion, primarily used to support our life insurance business reinsured to EQ AZ Life Re following the GMxB Unwind.

In order to finance the Reorganization Transactions, on April 20, 2018, we issued $800 million aggregate principal amount of 3.900% Senior Notes due 2023, $1.5 billion aggregate principal amount of 4.350% Senior Notes due 2028 and $1.5 billion aggregate principal amount of 5.000% Senior Notes due 2048. In April 2018, we used the net proceeds from the sale of the Notes, together with an intercompany loan of $800 million from AXA Equitable Life, to (i) repay financing provided by AXA and its affiliates, (ii) purchase 100% of the shares of AXA IM Holding US and (iii) purchase the AB Units held by Coliseum Re. The remaining proceeds, together with $300 million borrowed under our three-year term loan agreement, were used to repay the outstanding commercial paper program of AXA Financial that was guaranteed by AXA. On January 22, 2019, we completed the exchange offer of 99.89% of the 2023 Notes, 99.97% of the 2028 Notes and 99.96% of the 2048 Notes for like principal amounts of new 3.900% Senior Notes due 2023, new 4.350% Senior Notes due 2028 and new 5.000% Senior Notes due 2048, respectively, which have been registered under the Securities Act.

In March 2018, AXA Equitable Life sold its interest in two real estate joint ventures to AXA France for a total purchase price of approximately $143 million, which resulted in the elimination of $203 million of long-term debt on Holdings’ consolidated balance sheet for the first quarter of 2018 and a corresponding reduction of our debt-to-capital ratio.

In June 2009, AXA Financial and AXA initiated a $2 billion commercial paper program on a private placement basis under which AXA Financial or AXA could issue short-term unsecured notes. As a result of AXA Financial’s merger into Holdings on October 1, 2018, Holdings replaced AXA Financial as an issuer under the program. Holdings was subsequently removed as an issuer under the program in October 2018.

UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

The unaudited pro forma condensed financial information consists of the unaudited pro forma condensed statement of income (loss) for the year ended December 31, 2018 and the notes thereto. The unaudited pro forma condensed financial information should be read in conjunction with the information included under “The Reorganization Transactions” and “Recapitalization” included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the annual financial statements included in our Annual Report on Form 10-K incorporated by reference into this prospectus. An unaudited pro forma balance sheet is not presented because all of the Reorganization Transactions occurred prior to December 31, 2018 and are fully reflected in the audited balance sheet as of December 31, 2018 included in the annual financial statements included in our Annual Report on Form 10-K incorporated by reference into this prospectus. The unaudited pro forma condensed financial information presented below is useful to investors because it provides a view of our results of operations for the periods presented giving effect to the Reorganization Transactions as if the Reorganization Transactions had occurred at the beginning of such period.

The unaudited pro forma condensed statement of income (loss) for the year ended December 31, 2018 has been prepared to give effect to certain of the Reorganization Transactions described below as if these transactions had occurred on January 1, 2018. The pro forma adjustments that were made represent only those transactions which are directly attributable to the IPO, factually supportable and expected to have a continuing impact on our results of operations.

The unaudited pro forma condensed financial information is presented for informational purposes only, and does not purport to represent our financial condition or our results of operations had these transactions occurred on or as of the dates noted above or to project the results for any future date or period. The unaudited pro forma condensed financial information has been prepared in accordance with Regulation S-X. Actual results may differ from the pro forma adjustments.

The pro forma adjustments include the following items:

Legal entity and capital adjustments. As part of the Reorganization Transactions, AXA Belgium transferred its approximate 0.47% interest in AXA Financial to AXA in January 2018. Also, in March 2018 Coliseum Re transferred its approximate 0.03% interest in AXA Financial to AXA. AXA then contributed the entire approximate 0.5% minority interest in AXA Financial to Holdings in March 2018. As a result of the AXA Financial Transfer, AXA Financial became a direct wholly owned subsidiary of Holdings before being merged into Holdings on October 1, 2018. As part of the Reorganization Transactions, Holdings sold its shares of AXA CS to AXA so that AXA CS and its subsidiaries, which have been excluded from our historical financial statements, are no longer a part of the Company. To anticipate the funding of this transfer AXA made a short-term loan of $622 million to Holdings in fourth quarter of 2017. Holdings’ repayment obligation to AXA in respect of this loan was set off against AXA’s payment obligation to Holdings with respect to the sale of AXA CS shares and AXA paid Holdings the balance of the purchase price in cash.

AB Transfer. As part of the Reorganization Transactions, in April 2018 we acquired for fair value the AB Units held by AXA IM Holding US and Coliseum Re such that AXA’s interests in AB are now held entirely by the Company. As part of the transfer of the AB Units held by AXA IM Holding US, Holdings acquired AXA IM Holding US, a holding entity without any other substantive business for approximately $873 million. Therefore, the pro forma adjustments also reflect the transfer of the other assets and liabilities of AXA IM Holding US which mainly include an income tax payable of approximately $57 million and a loan from AXA Financial for an amount of $185 million which was transferred to Holdings in July 2018 and subsequently forgiven.

Unwind of financing with AXA. As part of the Recapitalization, we settled all the current outstanding financing balances with AXA and its affiliates, and we removed AXA’s guarantee of AXA Financial’s obligations under AXA Financial’s commercial paper program. In June 2009, AXA Financial and AXA initiated a $2 billion commercial paper program on a private placement basis under which AXA Financial or AXA could issue short-term unsecured notes. As a result of AXA Financial’s merger into Holdings on October 1, 2018, Holdings replaced AXA Financial as an issuer under the program. Holdings was removed as an issuer under the program in October 2018. Other borrowings from external parties remain in place.

New external financing. As part of the Recapitalization, we incurred $3.8 billion of new indebtedness through the issuance of the Notes which the Company has used to repay current financing and fund the Reorganization, and $300 million of term loan borrowings.

The unaudited pro forma condensed statement of income (loss) for the year ended December 31, 2018 has been prepared as though the transactions described above had occurred on January 1, 2018.

For the year ended December 31, 2018	As Reported	Legal Entity and Capital Adjustments			AB Transfer			Unwind of Current Financing			New External Financing			Pro Forma
	(in millions)
Premiums	$1,094	$—			$—			$—			$—			$1,094
Policy charges and fee income	3,824	—			—			—			—			3,824
Net investment income (loss) and Net derivative gains (losses)	2,462	—			(2)	[B1	]	(14)	[C1	]	—			2,446
Total investment gains (losses), net	(86)	—			—			—			—			(86)
Investment management fees and other income	4,784	—			—			—			—			4,784

Total revenues	12,078	—			(2)			(14)			—			12,062
Policyholders’ benefits	2,915	—			—			—			—			2,915
Interest credited to policyholders’ account balances	1,090	—			—			—			—			1,090
Commissions and distribution related payments	1,160	—			—			—			—			1,160
Compensation and benefits	2,079	—			—			—			—			2,079
Other operating costs and expenses	1,809	—			—			—			—			1,809
Amortization of DAC	333	—			—			—			—			333
Interest expense	231	(3)			—			(35)	[C2	]	56	[D1	]	249

Total benefits and other deductions	9,617	(3)			—			(35)			56			9,635
Income (loss) from operations, before income taxes	2,461	3			(2)			21			(56)			2,427
Income tax (expense) benefit	(307)	(1)			(13)			(4)			12			(313)

Net income (loss)	2,154	2			(15)			17			(44)			2,114

Less: net (income) loss attributable to the noncontrolling interest	(334)	1	[A1	]	48	[B2	]	—			—			(285)

Net income (loss) attributable to Holdings	$1,820	$3			$33			$17			$(44)			$1,829

Notes to the Unaudited Pro Forma Condensed Financial Information

[A1]	Represents the decrease in net income attributable to noncontrolling interest following the transfer of AXA Financial shares.

[B1]

Represents the elimination of the interest earned on the loan from AXA Financial to AXA IM Holding US due to the elimination of this loan on the consolidated financial statements of Holdings after the purchase by Holdings of AXA IM Holding US.

[B2]	Represents the decrease in net income attributable to noncontrolling interest following the transfer of AB Units.

[C1]	Represents the decrease in investment income due to the settlement of existing loans by AXA and its affiliates to Holdings and its affiliates prior to the settlement of the IPO.

[C2]

Represents the decrease in interest expense due to (i) the settlement of AXA Financial’s commercial paper program and guaranteed by AXA; and (ii) the settlement of existing loans by Holdings and its affiliates to AXA and its affiliates prior to the settlement of the IPO.

[D1]

Represents an annualized interest expense of $182 million, including approximately $171 million interest expense related to our $3.8 billion aggregate principal amount of Notes issued in April 2018 and approximately $10 million of estimated interest expense on $300 million term loan borrowings under our three-year term loan agreement.

For the Year Ended December 31, 2018
(in millions; except per share data)
Net income (loss), as reported	$2,154
Adjustments:
Pro forma adjustments before income tax	(34)
Income tax impact	(6)
Pro forma adjustments, net of income tax	(40)
Pro forma net income (loss)	$2,114
Less: Pro forma net income (loss) attributable to the noncontrolling interest	(285)

Pro forma net income (loss) attributable to Holdings	$1,829
Net income (loss) attributable to Holdings common shareholders per common share:
Basic	$3.27
Diluted	$3.27
Pro forma net income (loss) attributable to Holdings common shareholders per common share:
Pro forma earnings per share—basic	$3.29
Pro forma earnings per share—diluted	$3.29
Weighted average common shares outstanding:
Basic	556.4
Diluted	556.5

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is a summary of the material terms of our amended and restated certificate of incorporation and amended and restated by-laws. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, these documents, forms of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law.

General

Our authorized capital stock consists of 2,000,000,000 shares of common stock, par value $0.01 per share, and 200,000,000 shares of undesignated preferred stock, par value $0.01 per share. There are 552,896,328 shares of our common stock issued and 491,138,042 shares of our common stock issued and outstanding as of May 9, 2019.

Common Stock

Holders of common stock are entitled:

•	to cast one vote for each share held of record on all matters submitted to a vote of the stockholders;

•

to receive, on a pro rata basis, dividends and distributions, if any, that our Board may declare out of legally available funds, subject to preferences that may be applicable to preferred stock, if any, then outstanding; and

•

upon our liquidation, dissolution or winding up, to share equally and ratably in any assets remaining after the payment of all debt and other liabilities, subject to the prior rights, if any, of holders of any outstanding shares of preferred stock.

The holders of our common stock do not have any preemptive, cumulative voting, subscription, conversion, redemption or sinking fund rights. The common stock is not subject to future calls or assessments by us. The rights and privileges of holders of our common stock are subject to any series of preferred stock that we may issue in the future, as described below.

As of May 9, 2019, we had 491,138,042 shares of common stock outstanding and eight holders of record of our common stock including Cede & Co., the nominee of The Depository Trust Company, through which shares held in “street name” are held.

Preferred Stock

Under our amended and restated certificate of incorporation, our Board has the authority, without further action by our stockholders, to issue up to 200,000,000 shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including, without limitation, dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. As of May 9, 2019, no shares of our authorized preferred stock are outstanding. Because the Board has the power to establish the preferences and rights of the shares of any additional series of preferred stock, it may afford holders of any preferred stock preferences, powers and rights, including voting and dividend rights, senior to the rights of holders of our common stock, which could adversely affect the holders of the common stock and could delay, discourage or prevent a takeover of us even if a change of control of our company would be beneficial to the interests of our stockholders.

Annual Stockholders Meeting

Our amended and restated by-laws provide that annual stockholders meetings will be held at a date, time and place, if any, as exclusively selected by our Board. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.

Voting

The affirmative vote of a plurality of the shares of our common stock present, in person or by proxy, at the meeting and entitled to vote on the election of directors will decide the election of any directors, and the affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the meeting and entitled to vote at any annual or special meeting of stockholders will decide all other matters voted on by stockholders, unless the question is one upon which, by express provision of law, under our amended and restated certificate of incorporation, or under our amended and restated by-laws, a different vote is required, in which case such provision will control. Stockholders do not have the right to cumulate their votes for the election of directors.

Board Designation Rights

Pursuant to the Shareholder Agreement, AXA has specified board designation and other rights. See “Certain Relationships and Related Transactions, and Director Independence—Relationship with AXA” and “—Shareholder Agreement” in our Annual Report on Form 10-K incorporated by reference into this prospectus.

Removal of Directors

Our amended and restated certificate of incorporation provides that directors may be removed, with or without cause, at any time upon the affirmative vote of holders of at least a majority of the outstanding shares of common stock then entitled to vote at an election of directors. Any vacancy in the Board shall be filled by an affirmative vote of at least a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

Anti-Takeover Effects of our Certificate of Incorporation and By-laws

The provisions of our amended and restated certificate of incorporation and amended and restated by-laws summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our Board, which could result in an improvement of their terms.

Authorized but Unissued Shares of Common Stock. Our shares of authorized and unissued common stock are available for future issuance without additional stockholders approval. While our authorized and unissued shares are not designed to deter or prevent a change of control, under some circumstances we could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our Board in opposing a hostile takeover bid.

Authorized but Unissued Shares of Preferred Stock. Under our amended and restated certificate of incorporation, our Board has the authority, without further action by our stockholders, to issue up to 200,000,000 shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including, without limitation, dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of preferred stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquiror may find unattractive. This may have the effect of delaying or preventing a change of control, may discourage bids for the common stock at a premium over the market price of the common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, our common stock.

Special Meetings of Stockholders. Our amended and restated certificate of incorporation provides that a special meeting of stockholders may be called only by the Chairman of our Board or Chief Executive Officer or by a resolution adopted by a majority of our Board.

Stockholders Advance Notice Procedure. Our amended and restated by-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. The amended and restated by-laws provide that any stockholders wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to our corporate secretary a written notice of the stockholder’s intention to do so. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company. To be timely, the stockholder’s notice must be delivered to our corporate secretary at our principal executive offices not less than 90 days nor more than 120 days before the first anniversary date of the annual meeting for the preceding year; provided, however, that in the event that the annual meeting is set for a date that is more than 30 days before or delayed by more than 60 days after the first anniversary date of the preceding year’s annual meeting, a stockholder’s notice must be delivered to our corporate secretary not later than the later of (x) the close of business on the 90th day prior to the meeting or (y) the close of business on the 10th day following the day on which a public announcement of the date of the meeting is first made by us.

No Stockholders Action by Written Consent. Our amended and restated certificate of incorporation provides that stockholders action may be taken only at an annual meeting or special meeting of stockholders.

Amendments to Certificate of Incorporation and By-laws. Our amended and restated certificate of incorporation provides that our amended and restated certificate of incorporation may be amended by both the affirmative vote of a majority of our Board and the affirmative vote of the holders of a majority of the outstanding shares of our common stock then entitled to vote at any annual or special meeting of stockholders; provided that specified provisions of our amended and restated certificate of incorporation may not be amended, altered or repealed unless the amendment is approved by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of our common stock then entitled to vote at any annual or special meeting of stockholders, including, but not limited to, the provisions governing:

•	liability and indemnification of directors;

•	corporate opportunities;

•	elimination of stockholders action by written consent;

•	prohibition on the rights of stockholders to call a special meeting; and

•

required approval of the holders of at least 66 2/3% of the outstanding shares of our common stock to amend our amended and restated by-laws and certain provisions of our amended and restated certificate of incorporation.

In addition, our amended and restated by-laws may be amended, altered or repealed, or new by-laws may be adopted, by the affirmative vote of a majority of the Board, or by the affirmative vote of the holders of at least 66 2/3%, of the outstanding shares of our common stock then entitled to vote at any annual or special meeting of stockholders.

These provisions make it more difficult for any person to remove or amend any provisions in our amended and restated certificate of incorporation and amended and restated by-laws that may have an anti-takeover effect.

Delaware Anti-Takeover Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or subsidiary with an interested stockholder including a person or group who beneficially owns 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Section 203 permits corporations, in their certificate of incorporation, to opt out of the protections of Section 203. Our amended and restated certificate of incorporation provides that we have elected not to be subject to Section 203 of the DGCL for so long as AXA owns, directly or indirectly, at least five percent of the outstanding shares of our common stock. From and after the date that AXA ceases to own, directly or indirectly, at least five percent of the outstanding shares of our common stock, we will be governed by Section 203.

Insurance Regulations. The insurance laws and regulations of the various states in which our insurance subsidiaries are organized may delay or impede a business combination or other strategic transaction involving us. State insurance laws prohibit an entity from acquiring control of an insurance company without the prior approval of the domestic insurance regulator. Under most states’ statutes, an entity is presumed to have control of an insurance company if it owns, directly or indirectly, 10% or more of the voting stock of that insurance company or its parent company. These regulatory restrictions may delay, deter or prevent a potential merger or sale of our company, even if the Board decides that it is in the best interests of stockholders for us to merge or be sold. These restrictions also may delay sales by us or acquisitions by third parties of our subsidiaries. See “Business—Regulation—Insurance Regulation” in our Annual Report on Form 10-K incorporated by reference into this prospectus.

Limitations on Liability and Indemnification

Our amended and restated certificate of incorporation contains provisions relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:

•	any breach of the director’s duty of loyalty;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•	unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; or

•	any transaction from which the director derives an improper personal benefit.

The principal effect of the limitation on liability provision is that a stockholder will be unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the DGCL. These provisions, however, should not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director’s fiduciary duty. These provisions do not alter a director’s liability under federal securities laws. The inclusion of this provision in our amended and restated certificate of incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders. In addition, your investment may be adversely affected to the extent we pay costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Our amended and restated certificate of incorporation and our amended and restated by-laws require us to indemnify and advance expenses to our directors and officers to the fullest extent not prohibited by the DGCL and other applicable law, except in the case of a proceeding instituted by the director without the approval of our Board. Our amended and restated certificate of incorporation and our amended and restated by-laws provide that we are required to indemnify our directors and executive officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s positions with us or another entity that the director or officer serves at our request, subject to various conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in our best interest and, with respect to any criminal proceeding, have had no reasonable cause to believe his or her conduct was unlawful.

In connection with the IPO, we entered into an indemnification agreement with each of our directors. The indemnification agreement provides our directors with contractual rights to the indemnification and expense advancement rights provided under our amended and restated by-laws, as well as contractual rights to additional indemnification as provided in the indemnification agreement.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Corporate Opportunities

Our amended and restated certificate of incorporation provides that we, on our behalf and on behalf of our subsidiaries, renounce any interest or expectancy in, or in being offered an opportunity to participate in, potential transactions, matters or business opportunities (each, a “corporate opportunity”) that are from time to time presented to AXA or any of its officers, directors, employees, agents, stockholders, members, partners, affiliates or subsidiaries (other than us and our subsidiaries), even if the opportunity is one that we or our subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. Neither AXA nor any of its officers, directors, employees, agents, stockholders, members, partners, affiliates or subsidiaries is liable to us or any of our subsidiaries for breach of any fiduciary or other duty, as a director or otherwise, by reason of the fact that such person pursues or acquires such corporate opportunity, directs such corporate opportunity to another person or fails to present such corporate opportunity, or information regarding such corporate opportunity, to us or our subsidiaries unless, in the case of any such person who is a director or officer of Holdings, such corporate opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of Holdings. To the fullest extent permitted by law, by becoming a stockholder in our company, stockholders are deemed to have notice of and consented to this provision of our amended and restated certificate of incorporation.

Choice of Forum

Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternate forum, the Court of Chancery of the State of Delaware will, to the fullest extent provided by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed to us or our stockholders by any of our directors, officers, other employees, agents or stockholders, (iii) any action asserting a claim against us arising under the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware (including, without limitation, any action asserting a claim arising out of or pursuant to our amended and restated by-laws) or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine. To the fullest extent permitted by law, by becoming a stockholder in our company, you are deemed to have notice of and have consented to the provisions of our amended and restated certificate of incorporation related to choice of forum.

Market Listing

Our common stock is listed on the NYSE under the symbol “EQH”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

SELLING STOCKHOLDER

The following table sets forth information as of May 9, 2019 with respect to the ownership of our common stock by AXA. The amounts and percentages of shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Percentage computations are based on approximately 491,138,042 shares of our common stock outstanding as of May 9, 2019. AXA has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

Name of Beneficial Owner	Number of Shares Owned(1)	Percent of Class (%)(1)
AXA	237,162,500	48.3

(1)

Includes the up to 43,165,624 shares of our common stock owned by AXA that AXA would deliver upon exchange of the mandatorily exchangeable securities that AXA issued concurrently with the IPO. AXA continues to have the right to vote those shares until delivery. The number of shares AXA may deliver upon exchange may change from time to time based on the terms of the mandatorily exchangeable securities.

The number of shares of common stock that we are registering under this registration statement represents the total number of shares owned by AXA.

For information regarding certain material relationships between the selling stockholder and the Company, see “Certain Relationships and Related Transactions, and Director Independence” in our Annual Report on Form 10-K incorporated by reference into this prospectus.

PLAN OF DISTRIBUTION

General

The selling stockholder may sell the shares of our common stock covered by this prospectus using one or more of the following methods:

•

to or through underwriters in a public offering, pursuant to which underwriters may resell shares of our common stock in one or more transactions, including in negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale;

•	“at the market” to or through market makers or into an existing market for the securities;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	privately negotiated transactions;

•	short sales (including short sales “against the box”);

•	through the writing or settlement of standardized or over-the-counter options or other hedging or derivative transactions, whether through an options exchange or otherwise;

•	by pledge to secure debts and other obligations;

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

•	through the distribution by any selling stockholder to its partners, members or shareholders;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

Registration of shares of our common stock covered by this prospectus does not mean that those securities necessarily will be offered or sold.

To the extent required by law, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. Any prospectus supplement relating to a particular offering of our common stock by the selling stockholder may include the following information to the extent required by law:

•	the name or names of the selling stockholder(s) and the amounts to be sold;

•	the terms of the offering;

•	the names of any underwriters or agents and the amounts of shares underwritten or purchased by each of them;

•	the purchase price of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts and other items constituting underwriter compensation;

•	any initial public offering price; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

The selling stockholder may offer our common stock to the public through underwriting syndicates represented by managing underwriters or through underwriters without an underwriting syndicate. If underwriters are used for the sale of our common stock, the securities will be acquired by the underwriters for their own account. The underwriters may resell the common stock in one or more transactions, including in negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. In connection with any such underwritten sale of common stock, underwriters may receive compensation from the selling stockholder, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell common stock to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Such compensation may be in excess of customary discounts, concessions or commissions. Any offering price and any discounts, concessions or commissions may be changed from time to time.

If the selling stockholder uses an underwriter or underwriters to effectuate the sale of shares of our common stock, we and they will execute an underwriting agreement with those underwriters at the time of sale of those securities. To the extent required by law, the names of the underwriters will be set forth in the prospectus supplement used by the underwriters to sell those securities. Unless otherwise indicated in the prospectus supplement relating to a particular offering of common stock, the obligations of the underwriters to purchase the securities will be subject to customary conditions precedent and the underwriters will be obligated to purchase all of the securities offered if any of the securities are purchased.

In effecting sales, brokers or dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate. Broker-dealers may receive discounts, concessions or commissions from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Such compensation may be in excess of customary discounts, concessions or commissions. If dealers are utilized in the sale of securities, the names of the dealers and the terms of the transaction will be set forth in a prospectus supplement, if required.

The selling stockholder may also sell shares of our common stock from time to time through agents. We will name any agent involved in the offer or sale of such shares and will list commissions payable to these agents in a prospectus supplement, if required. These agents will be acting on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in any required prospectus supplement.

The selling stockholder may sell shares of our common stock directly to purchasers. In this case, it may not engage underwriters or agents in the offer and sale of such shares.

Any underwriters, broker-dealers or agents that participate in the sale of the selling stockholder’s shares of common stock or interests therein may be “underwriters” within the meaning of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. If any entity is deemed an underwriter or any amounts deemed underwriting discounts and commissions, the prospectus supplement will identify the underwriter or agent and describe the compensation received from the selling stockholder.

Certain of the underwriters, broker-dealers or agents who may become involved in the sale of the shares of common stock may engage in transactions with and perform other services for us in the ordinary course of their business for which they will receive ordinary compensation.

We are not aware of any plans, arrangements or understandings between the selling stockholder and any underwriter, broker-dealer or agent regarding the sale of the shares of our common stock by the selling stockholder. We cannot assure you that the selling stockholder will sell any or all of the shares of our common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that the selling stockholder will not transfer, devise or gift the shares of our common stock by other means not described in this prospectus. Moreover, shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The selling stockholder may enter into derivative transactions with broker-dealers, other financial institutions or third parties or sell securities not covered by this prospectus in privately negotiated or registered transactions. These transactions may involve the sale of shares of our common stock by the selling stockholder by forward sale or by an offering (directly or by entering into derivative transactions with broker-dealers, other financial institutions or third parties) of options, rights, warrants or other securities that are offered with, convertible into or exchangeable for shares of our common stock.

If the applicable prospectus supplement indicates, in connection with derivative transactions, the broker-dealers, other financial institutions or third parties may sell shares of our common stock covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the broker-dealer, other financial institution or third party may use shares of our common stock pledged by the selling stockholder or borrowed from the selling stockholder or others to settle those sales or to close out any related open borrowings of shares of our common stock, and may use shares of our common stock received from the selling stockholder in settlement of derivative transactions to close out any related open borrowing of shares of our common stock.

From time to time, the selling stockholder may pledge, hypothecate or grant a security interest in some or all of the shares it owns. The pledgees, secured parties or persons to whom the shares have been hypothecated will, upon foreclosure, be deemed to be a selling stockholder. The number of the selling stockholder’s shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for the selling stockholder’s shares will otherwise remain unchanged. In addition, the selling stockholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

The selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholder, including, without limitation, in connection with distributions of the shares by those broker-dealers. The selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities.

The selling stockholder may elect to make a pro rata in-kind distribution of the shares of common stock to its members, partners or shareholders, as applicable. In such event, we may file a prospectus supplement to the extent required by law in order to permit the distributees to use the prospectus to resell the common stock acquired in the distribution. A selling stockholder which is an individual may make gifts of shares of our common stock covered hereby. Such donees may use the prospectus to resell the shares or, if required by law, we may file a prospectus supplement naming such donees.

Indemnification

We and the selling stockholder may enter agreements under which underwriters, dealers and agents who participate in the distribution of our common stock may be entitled to indemnification by us and/or the selling stockholder against various liabilities, including liabilities under the Securities Act, and to contribution with respect to payments which the underwriters, dealers or agents may be required to make.

Price Stabilization and Short Positions

If underwriters or dealers are used in the sale of shares of our common stock, until the distribution of the shares is completed, rules of the SEC may limit the ability of any underwriters to bid for and purchase our common stock. As an exception to these rules, representatives of any underwriters are permitted to engage in transactions that stabilize the price of our common stock. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock. If the underwriters create a short position in shares of our common stock in connection with an offering (that is, if they sell more shares than are set forth on the cover page of the applicable prospectus supplement) the representatives of the underwriters may reduce that short position by purchasing shares in the open market.

We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, we make no representation that the representatives of any underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

VALIDITY OF COMMON STOCK

The validity of the shares of our common stock offered by this prospectus has been passed upon for us by Debevoise & Plimpton LLP, New York, New York. Certain legal matters with respect to the common stock may be passed upon by counsel for any underwriters, dealers or agents, each of whom will be named in the related prospectus supplement.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus and any accompanying prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all the information set forth in the registration statement and the exhibits thereto. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus, any accompanying prospectus supplement and the documents incorporated or deemed to be incorporated by reference herein or therein as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. The SEC maintains an internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto. Copies of the registration statement, including the exhibits and schedules thereto, are also available at your request, without charge, from:

AXA Equitable Holdings, Inc.

1290 Avenue of the Americas

New York, New York 10104

Attention: Head of Investor Relations

We are subject to the informational requirements of the Exchange Act and, accordingly, file annual reports containing financial statements audited by an independent registered public accounting firm, quarterly reports containing unaudited financial statements, current reports, proxy statements and other information with the SEC. You may inspect and copy these reports, proxy statements and other information without charge at the SEC’s website. You may also access, free of charge, our reports filed with the SEC (for example, our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K and any amendments to those forms) through our website (www.axaequitableholdings.com). Reports filed with or furnished to the SEC will be available as soon as reasonably practicable after they are filed with or furnished to the SEC. None of the information contained on, or that may be accessed through our websites or any other website identified herein is part of, or incorporated into, this prospectus. All website addresses in this prospectus are intended to be inactive textual references only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The documents incorporated by reference into this prospectus contain important information that you should read about us. The following documents are incorporated by reference into this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on March 8, 2019;

•	Our Quarterly Report on Form 10-Q for the three months ended March 31, 2019, filed with the SEC on May 10, 2019;

•	Our Current Reports on Form 8-K, filed with the SEC on January 3, 2019, March 5, 2019, March 26, 2019, March 29, 2019, April 8, 2019 and May 22, 2019;

•	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 9, 2019;

•

The description of capital stock contained in the Registration Statement on Form 8-A, filed with the SEC on April 25, 2018, as supplemented by the “Description of Capital Stock” included in this prospectus; and

•

All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, as amended (other than Current Reports on Form 8-K furnished under Items 2.02 and 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01) of Form 8-K and not specifically incorporated by reference), after the date of this prospectus.

You should read the information relating to us in this prospectus and any accompanying prospectus supplement together with the information in the documents incorporated or deemed to be incorporated by reference herein. Nothing contained herein shall be deemed to incorporate information furnished to, but not filed with, the SEC.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that such statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The documents incorporated by reference into this prospectus are also available on our website as provided under “Where You Can Find More Information.” Information contained on, or that can be accessed through, our website is not part of this prospectus, and you should not consider information on our website to be part of this prospectus unless specifically incorporated herein by reference. You may obtain copies of any or all of the documents incorporated by reference in this prospectus from us free of charge by requesting them in writing or by telephone at our address or from the SEC, in each case as provided under “Where You Can Find More Information.”

GLOSSARY

Glossary of Selected Financial Terms

Account value (“AV”)	Generally equals the aggregate policy account value of our retirement and protection products. General Account AV refers to account balances in investment options that are backed by the General Account while Separate Account AV refers to Separate Account investment assets.

Alternative investments	Investments in real estate and real estate joint ventures and other limited partnerships.

Assets under management (“AUM”)	Investment assets that are managed by one of our subsidiaries and includes: (i) assets managed by AB, (ii) the assets in our GAIA portfolio and (iii) the Separate Account assets of our retirement and protection businesses. Total AUM reflects exclusions between segments to avoid double counting.

Combined RBC Ratio	Calculated as the overall aggregate RBC ratio for the Company’s insurance subsidiaries including capital held for its life insurance and variable annuity liabilities and non-variable annuity insurance liabilities.

Conditional tail expectation (“CTE”)	Calculated as the average amount of total assets required to satisfy obligations over the life of the contract or policy in the worst [x]% of scenarios. Represented as CTE (100 less x). Example: CTE95 represents the worst five percent of scenarios.

Deferred acquisition cost (“DAC”)	Represents the incremental costs related directly to the successful acquisition of new and certain renewal insurance policies and annuity contracts and which have been deferred on the balance sheet as an asset.

Gross premiums	First year premium and deposits (“FYP”) and premium and deposits after the first twelve months of the policy or contract.

Invested assets	Includes fixed maturity securities, equity securities, mortgage loans, policy loans, alternative investments and short-term investments.

P&C	Property and casualty.

Premium and deposits	Amounts a policyholder agrees to pay for an insurance policy or annuity contract that may be paid in one or a series of payments as defined by the terms of the policy or contract.

Reinsurance	Insurance policies purchased by insurers to limit the total loss they would experience from an insurance claim.

Risk-based capital (“RBC”)	Rules to determine insurance company statutory capital requirements. It is based on rules published by the National Association of Insurance Commissioners (“NAIC”).

Total adjusted capital (“TAC”)	Primarily consists of capital and surplus, and the asset valuation reserve.

Glossary of Product Terms

Annuitant	The person who receives annuity payments or the person whose life expectancy determines the amount of variable annuity payments upon annuitization of an annuity to be paid for life.

Annuitization	The process of converting an annuity investment into a series of periodic income payments, generally for life.

Benefit base	A notional amount (not actual cash value) used to calculate the owner’s guaranteed benefits within an annuity contract. The death benefit and living benefit within the same contract may not have the same benefit base.

General Account Investment Assets (“GAIA”)	Means the invested assets held in the General Account.

General Account	Means the assets held in the general accounts of our insurance companies as well as assets held in our separate accounts on which we bear the investment risk.

GMxB	A general reference to all forms of variable annuity guaranteed benefits, including guaranteed minimum living benefits, or GMLBs (such as GMIBs, GMWBs and GMABs), and guaranteed minimum death benefits, or GMDBs (inclusive of return of premium death benefit guarantees).

Guaranteed minimum accumulation benefits (“GMAB”)	An optional benefit (available for an additional cost) which entitles an annuitant to a minimum payment, typically in lump-sum, after a set period of time, typically referred to as the accumulation period. The minimum payment is based on the benefit base, which could be greater than the underlying AV.

Guaranteed minimum death benefits (“GMDB”)	An optional benefit (available for an additional cost) that guarantees an annuitant’s beneficiaries are entitled to a minimum payment based on the benefit base, which could be greater than the underlying AV, upon the death of the annuitant.

Guaranteed minimum income benefits (“GMIB”)	An optional benefit (available for an additional cost) where an annuitant is entitled to annuitize the policy and receive a minimum payment stream based on the benefit base, which could be greater than the underlying AV.

Guaranteed minimum living benefits (“GMLB”)	A reference to all forms of guaranteed minimum living benefits, including GMIBs, GMWBs and GMABs (does not include GMDBs).

Guaranteed minimum withdrawal benefits (“GMWB”)	An optional benefit (available for an additional cost) where an annuitant is entitled to withdraw a maximum amount of their benefit base each year, for which cumulative payments to the annuitant could be greater than the underlying AV.

Indexed Universal Life (“IUL”)	A permanent life insurance offering built on a universal life insurance framework that uses an equity-linked approach for generating policy investment returns.

Living benefits	Optional benefits (available at an additional cost) that guarantee that the policyholder will get back at least his original investment when the money is withdrawn.

Mortality and expense risk fee (“M&E fee”)	A fee charged by insurance companies to compensate for the risk they take by issuing life insurance and variable annuity contracts.

Return of premium (“ROP”) death benefit	This death benefit pays the greater of the account value at the time of a claim following the owner’s death or the total contributions to the contract (subject to adjustment for withdrawals). The charge for this benefit is usually included in the M&E fee that is deducted daily from the net assets in each variable investment option. We also refer to this death benefit as the Return of Principal death benefit.

Separate Account	Refers to the separate account investment assets of our insurance subsidiaries excluding the assets held in those separate accounts on which we bear the investment risk.

Universal life (“UL”) products	Life insurance products that provide a death benefit in return for payment of specified annual policy charges that are generally related to specific costs, which may change over time. To the extent that the policyholder chooses to pay more than the charges required in any given year to keep the policy in-force, the excess premium will be placed into the AV of the policy and credited with a stated interest rate on a monthly basis.

Variable annuity	A type of annuity that offers guaranteed periodic payments for a defined period of time or for life and gives purchasers the ability to invest in various markets though the underlying investment options, which may result in potentially higher, but variable, returns.

Variable Universal Life (“VUL”)	Universal life products where the excess amount paid over policy charges can be directed by the policyholder into a variety of Separate Account investment options. In the Separate Account investment options, the policyholder bears the entire risk and returns of the investment results.

AXA Equitable Holdings, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

Goldman Sachs & Co. LLC

November 7, 2019